Exhibit 10.1

EXECUTION VERSION

STOCKHOLDERS AGREEMENT

OF

CD&R LANDSCAPES PARENT, INC.

dated as of December 23, 2013

i

ii

THIS STOCKHOLDERS AGREEMENT (as amended from time to time, this “Agreement”) is entered as of December 23, 2013, by and among CD&R LANDSCAPES PARENT, INC. Inc., a Delaware corporation (the “Company”), DEERE & COMPANY, a Delaware corporation (“Deere Investor”), CD&R LANDSCAPES HOLDINGS, L.P., a Cayman Islands exempted limited partnership (“CD&R Investor”) and any Person who becomes a party hereto after the date hereof pursuant to Section 3.1(f) (each of the foregoing, excluding the Company, a “Stockholder” and collectively, the “Stockholders”).

RECITALS

WHEREAS, Deere Investor, JDA Holding LLC (“JDA”), John Deere Landscapes, LLC (“OpCo”), CD&R Landscapes Bidco, Inc., CD&R Landscapes Merger Sub, Inc., CD&R Landscapes Merger Sub 2, Inc. and CD&R Investor have entered into an Investment Agreement, dated as of October 26, 2013 (as it may be amended from time to time, the “Investment Agreement”), pursuant to which CD&R Investor acquired a sixty percent (60%) equity interest in the Company and Bidco acquired from Deere Investor 100% of the limited liability company interests of JDA (which owns 100% of the limited liability company interests of OpCo) and 100% of the outstanding capital stock of LESCO, Inc. (the “Investment”), in consideration for cash and a forty percent (40%) equity interest in the Company.

WHEREAS, the Company and each of the Stockholders have entered into a Registration Rights Agreement, dated as of the date hereof (the “Registration Rights Agreement”), pursuant to which certain registration rights have been granted to the Stockholders, upon the terms and subject to the conditions set forth in the Registration Rights Agreement; and

WHEREAS, in connection with the Investment, the Company and the Stockholders desire to set forth certain terms and conditions regarding the ownership of Equity Securities, including certain restrictions on the Transfer of such securities, and the management of the Company and its Subsidiaries;

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“ABL Credit Agreement” means that certain credit agreement, dated as of December 23, 2013, by and among CD&R Landscapes Merger Sub, Inc., CD&R Landscapes Merger Sub 2, Inc., the Subsidiary Borrowers (as defined therein) from time to time party thereto, the several lenders and financial institutions from time to time party thereto, and UBS AG, Stamford Branch, as an issuing lender, swingline lender, administrative agent and collateral agent.

“Additional VCOC” has the meaning assigned to such term in Section 2.1(c).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person.

“Agreement” has the meaning assigned to such term in the preamble.

“Annual Budget” has the meaning assigned to such term in Section 2.7(c).

“Appraised Value” has the meaning assigned to such term in Section 3.6(c).

“beneficial owner” or “beneficially own” has the meaning given such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of Common Stock or other Equity Securities of the Company shall be calculated in accordance with the provisions of such Rule; provided, however, that for purposes of determining beneficial ownership, (i) a Person shall be deemed to be the beneficial owner of any security which may be acquired by such Person, whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise of any warrants, options, rights or other securities and (ii) no Person shall be deemed to beneficially own any security solely as a result of such Person’s execution of this Agreement.

“Board” means the Board of Directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York City.

“By-laws” means the By-laws of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the terms of the Charter and the terms of this Agreement.

“Call Notice” has the meaning assigned to such term in Section 3.6(b).

“Call Option” has the meaning assigned to such term in Section 3.6(b).

“CD&R Advisor Fund” means CD&R Advisor Fund VIII Co-Investor, L.P.

“CD&R Directors” has the meaning assigned to such term in Section 2.1(b).

“CD&R F&F Fund VIII” means CD&R Friends & Family Fund VIII, L.P.

“CD&R Fund VIII” means Clayton, Dubilier & Rice Fund VIII, L.P.

“CD&R Holders” means, collectively, CD&R Investor, its Permitted Affiliate Transferees, and its Permitted Transferees (other than any Transferee pursuant to any distribution pursuant to the Registration Rights Agreement).

“CD&R Indemnification Agreement” means the Indemnification Agreement, dated as of the date hereof, among the Company, CD&R Landscapes Midco, Inc., CD&R Landscapes Bidco, Inc., JDA, OpCo, CD&R Investor, CD&R Fund VIII, CD&R F&F Fund VIII, CD&R Advisor Fund, Clayton, Dubilier & Rice, Inc. and CD&R Manager, as the same may be amended from time to time in accordance with its terms.

“CD&R Investor” has the meaning set forth in the preamble.

“CD&R Investor Original Shares” means the number of Outstanding Capital Shares owned by CD&R Investor immediately following the Closing.

“CD&R Manager” means Clayton, Dubilier & Rice, LLC.

“CEO” means the Chief Executive Officer of the Company in office from time to time.

“Certificate of Designations” means the Certificate of Designations, Preferences and Rights of Cumulative Convertible Participating Preferred Stock of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms of this Agreement.

“CFO” means the Chief Financial Officer of the Company in office from time to time.

“Chairman” has the meaning assigned to such term in Section 2.2.

“Charter” means the Amended and Restated Certificate of Incorporation of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms of this Agreement.

“Closing” means the closing pursuant to the Investment Agreement.

“Closing Date” means December 23, 2013.

“Common Stock” means the common stock of the Company, par value $0.01 per share.

“Common Stock Equivalent” means all options, warrants and other securities convertible into, or exchangeable or exercisable for (at any time or upon the occurrence of any event or contingency and without regard to any vesting or other conditions to which such securities may be subject) shares of Common Stock or other equity securities of the Company (including any notes or other debt securities convertible into or exchangeable for shares of Common Stock or other equity securities of the Company).

“Company” has the meaning assigned to such term in the preamble.

“Competitor” means any Person (other than Deere Investor and its Permitted Affiliate Transferees) that, directly or indirectly, is engaged in the business of (i) the supply or distribution of irrigation products (including controllers, valves, heads, pumps, rain water systems, pipes, fitting, weather sensors, rotors and spray), outdoor lighting products (including wire, transformers and landscape lighting fixtures), nursery products (including plants, trees, shrubs, ornamentals and other plant material), landscape supplies (including hardscapes, mulches, soil amendments, tools, sod and seed), fertilizers, combination products, turf protection products (including herbicides, insecticides, fungicides and pesticides), turf, turf care equipment, erosion control products, and golf course and sports field accessories, (ii) the blending of fertilizers and combination products, (iii) the provision of design, on-site and other similar services relating to the items described in clause (i) above, or (iv) the provision of educational services, job tracking services and commercial lead services to customers of the items described in clauses (i), (ii) and (iii) above, in each case in the United States and Canada.

“Consulting Agreements” means, collectively, the letter agreements, each dated as of the date hereof, among the Company, CD&R Landscapes Midco, Inc., CD&R Landscapes Bidco, Inc., JDA, OpCo and Deere Investor, on the one hand, and the Company, CD&R Landscapes Midco, Inc., CD&R Landscapes Bidco, Inc., JDA, OpCo and CD&R Manager, on the other hand, in each case, as the same may be amended from time to time in accordance with its terms.

“control” (including the terms “controlling”, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Controlled Affiliate” means, with respect to any Person, any Affiliate of such Person that is, directly or indirectly, controlled by such Person.

“Corporate Opportunity” has the meaning assigned to such term in Section 2.14.

“D&O Policy” has the meaning assigned to such term in Section 2.6(a).

“Debt Financing Documents” means (i) the ABL Credit Agreement together with the Loan Documents (as defined in the ABL Credit Agreement) entered into in connection therewith and (ii) the Term Loan Credit Agreement together with the Loan Documents (as defined in the Term Loan Credit Agreement) entered into in connection therewith.

“Deere Directors” has the meaning assigned to such term in Section 2.1(b).

“Deere Holders” means, collectively, Deere Investor, its Permitted Affiliate Transferees and its and their respective Permitted Transferees (other than any Transferee pursuant to any distribution pursuant to the Registration Rights Agreement).

“Deere Indemnification Agreement” means the Indemnification Agreement, dated as of the date hereof, between the Company, CD&R Landscapes Midco, Inc., CD&R Landscapes Bidco, Inc., Deere Investor, JDA and OpCo, as the same may be amended from time to time in accordance with its terms.

“Deere Investor” has the meaning assigned to such term in the Preamble.

“Deere Original Shares” means the Outstanding Capital Shares owned by Deere Investor immediately following the Closing.

“DGCL” means the Delaware General Corporation Law, as amended from time to time.

“Director” means any member of the Board.

“Dividend Elimination Event” has the meaning assigned to such term in the Certificate of Designations.

“Drag-Along Notice” has the meaning assigned to such term in Section 3.4(e).

“Drag-Along Transaction” has the meaning assigned to such term in Section 3.4(a).

“Equity Purchase Shares” has the meaning assigned to such term in Section 4.1(b).

“Equity Securities” means any and all shares of Common Stock, Preferred Stock or other equity securities of the Company, securities of the Company convertible into, or exchangeable or exercisable for, such shares or other equity securities, and options, warrants or other rights to acquire shares of Common Stock, Preferred Stock or other equity securities of the Company.

“Excess Amount” has the meaning set forth in Section 4.1(c).

“Excessive Leverage Event” means, at any time, any event, occurrence or action that causes an increase in the aggregate Indebtedness of the Company and its Subsidiaries (excluding intercompany debt) to an amount exceeding the greater of (i) an amount (but not less than $175 million) equal to the sum of (w) the aggregate outstanding Indebtedness of the Company and its Subsidiaries at the time of determination under facilities as in effect immediately after the Closing, (x) any Indebtedness of the Company and its Subsidiaries of the type described in clause (vii) or (viii) of the definition of “Indebtedness” entered into prior to or following the Closing pursuant to Section 4.8 of the Investment Agreement, (y) all undrawn amounts under revolving credit facilities available to the Company and its Subsidiaries at the time of determination and (z) $35,000,000, and (ii) an amount equal to 4.00 times the Company’s EBITDA (as defined in the Debt Financing Documents) for the twelve-month period ending on the fiscal quarter immediately preceding the date in question.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fair Market Value” means the fair market value of any specified securities or other asset as determined in good faith by the Board (or any committee authorized by the Board).

“GAAP” means generally accepted accounting principles, as in effect in the United States of America from time to time.

“Governmental Body” means any domestic or foreign government, including any foreign, federal, state, provincial, local, territorial or municipal government or any governmental division, agency or authority thereof, court or judicial authority, tribunal or commission.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, including accrued and unpaid interest, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course), (iv) any obligations of such Person under any lease of property, real or personal, which obligations are required to be classified as capital leases in accordance with GAAP (as GAAP exists as of October 31, 2012), (v) all letters of credit or performance bonds issued for the account of such Person and (vi) all guarantees and keepwell arrangements by such Person of any Indebtedness of any other Person other than a Subsidiary of such Person.

“Indemnification Agreements” means, collectively, the CD&R Indemnification Agreement and the Deere Indemnification Agreement.

“Information” means all information about the Company, any of its Subsidiaries or any Stockholder or Affiliate thereof that is or has been furnished to any Stockholder or any of its Representatives (acting in their capacity as such) by or on behalf of the Company or any of its Subsidiaries, or any of their respective Representatives, and any other information supplied by or relating to the Company, its Subsidiaries or any Stockholder in connection with the matters contemplated by the Investment Agreement or any other Transaction Agreement (in any such case, whether written or oral or in electronic or other form and whether prepared by the Company, its advisers or otherwise), together with all written or electronically stored documentation prepared by such Stockholder or its Representatives based on or reflecting, in whole or in part, such information; provided that the term “Information” does not include any information that (i) is or becomes generally available to the public through no action or omission by such Stockholder or its Representatives, (ii) is or becomes available to such Stockholder on a non-confidential basis from a source, other than the Company or any of its Subsidiaries, or any of their respective Representatives, that to such Stockholder’s knowledge is not prohibited from disclosing such portions to such Stockholder by a contractual, legal or fiduciary obligation, (iii) is independently developed by a Stockholder or its Representatives or Affiliates on its own behalf without use of any Information, or (iv) is in the possession of or known to such Stockholder prior to the date of its disclosure to such Stockholder.

“Investment” has the meaning assigned to such term in the recitals.

“Investment Agreement” has the meaning assigned to such term in the recitals.

“IPO” means the initial public offering of Common Stock pursuant to an effective registration statement under the Securities Act.

“IPO Initiating Party” has the meaning assigned to such term in Section 3.5(a).

“IPO Initiation Notice” has the meaning assigned to such term in Section 3.5(b).

“Issuance Notice” has the meaning assigned to such term in Section 4.1(b).

“JDA” has the meaning assigned to such term in the recitals.

“Law” means any foreign, federal, state or local law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree or other binding directive issued, enacted, promulgated, entered into, agreed or imposed by any Governmental Body.

“Management Incentive Plan” has the meaning assigned to such term in Section 2.9.

“Minimum Governance Amount” means, at any time, a number of Outstanding Capital Shares representing at least ten percent (10%) of the total number of Outstanding Capital Shares at such time, determined using the Threshold Calculation.

“New Securities” means any Equity Securities (other than shares of Preferred Stock issued as payment in respect of a Preferred Dividend) or any Subsidiary Equity Securities sold or issued by the Company or any Subsidiary of the Company following the Closing, other than (i) Equity Securities or Subsidiary Equity Securities issued to employees or officers (including any Equity Securities or Subsidiary Equity Securities issued upon exercise of options) pursuant to the Management Incentive Plan or any other stock option, employee stock purchase or similar equity-based plans (including the purchase of Common Stock by management stockholders (for the avoidance of doubt, other than Directors) following the Closing as part of a management offering made pursuant to Section 701 of the Securities Act or another exemption from registration under the Securities Act) duly approved by the Board in accordance with this Agreement and the Required Consents, (ii) Equity Securities issued solely as consideration for an acquisition, investment or similar transaction, in each case that is duly approved by the Board in accordance with this Agreement and, if applicable, the Required Consents, (iii) Equity Securities issued pursuant to a Qualified IPO initiated in accordance with this Agreement, (iv) Equity Securities issued in connection with a pro rata stock split, stock dividend or similar transaction, (v) shares of Common Stock issued upon conversion of any shares of Preferred Stock into shares of Common Stock in accordance with the Certificate of Designations and (vi) Subsidiary Equity Securities issued to the Company or another wholly owned Subsidiary of the Company.

“Non-Management Director” means any Director who is not an officer or employee of the Company or any of its Subsidiaries.

“OpCo” has the meaning assigned to such term in the recitals.

“Outstanding Capital Shares” means, at any time, the shares of Common Stock (treating issued and outstanding shares of Preferred Stock on an as-converted basis) issued and outstanding as of such time.

“Percentage Interest” means, with respect to any Stockholder, as of any time, the percentage of the total number of Outstanding Capital Shares owned by such Stockholder as of such time, determined using the Threshold Calculation.

“Permitted Affiliate Transferee” means:

(i) with respect to CD&R Investor and its Permitted Affiliate Transferees, (A) a Controlled Affiliate of CD&R Investor, CD&R Fund VIII, CD&R F&F Fund VIII or CD&R Advisor Fund or (B) an Affiliate of CD&R Investor, CD&R Associates VIII, Ltd. or CD&R Manager (other than, with respect to clauses (A) and (B), (x) any portfolio company of any of the foregoing in (A) or (B), and (y) the limited partners of any of CD&R Fund VIII, CD&R F&F Fund VIII or CD&R Advisor Fund or any other fund or alternative investment vehicle managed directly or indirectly by CD&R Manager or CD&R Associates VIII, Ltd.), in each case, who has irrevocably granted to and appointed CD&R Investor as such Person’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Person (and with respect to whom CD&R Investor has provided, at Deere Investor’s written request, to Deere Investor written evidence reasonably satisfactory to Deere Investor of such grant and appointment), to vote at any annual or special meeting of Stockholders, to take any action by written consent in lieu of such meeting with respect to, and to otherwise take all action as may be required by, permitted under, or as may be exercised under this Agreement in respect of, all of the Equity Securities owned or held of record by such holder that are entitled to vote as such meeting or to act by written consent in lieu of such meeting;

(ii) with respect to Deere Investor and its Permitted Affiliate Transferees, (A) a Controlled Affiliate of Deere Investor or (B) any other Affiliate of Deere Investor, in each case, who has irrevocably granted to and appointed Deere Investor as such Person’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Person (and with respect to whom Deere Investor, at CD&R Investor’s written request, has provided to CD&R Investor written evidence reasonably satisfactory to CD&R Investor of such grant and appointment), to vote at any annual or special meeting of Stockholders, to take any action by written consent in lieu of such meeting with respect to, and to otherwise take all action as may be required by, permitted under, or as may be exercised under this Agreement in respect of, all of the Equity Securities owned or held of record by such holder that are entitled to vote as such meeting or to act by written consent in lieu of such meeting; and

(iii) with respect to any other Stockholder who is a Permitted Transferee of CD&R Investor or Deere Investor (for the avoidance of doubt, other than a Permitted Affiliate Transferee of CD&R Investor or Deere Investor pursuant to clauses (i) or (ii) above, as applicable), a Controlled Affiliate of such Stockholder (other than, with respect to any such Stockholder who is an investment fund or alternative investment vehicle, (x) any portfolio company of such investment fund or alternative investment vehicle and (y) the limited partners of such investment fund or alternative investment vehicle, or the limited partners of any other investment fund or alternative investment vehicle managed directly or indirectly by the manager of such investment fund or alternative investment vehicle or any of its Affiliates);

provided that, in each case, any such Transferee shall agree in a writing in the form attached as Exhibit A hereto to be bound by and to comply with all applicable provisions of this Agreement; provided, further, that in no event shall the Company or any of its Subsidiaries constitute a “Permitted Affiliate Transferee” of any Stockholder.

“Permitted Transferee” means any Transferee of Outstanding Capital Shares of CD&R Investor, Deere Investor or any of their respective Permitted Affiliate Transferees, or any of their respective Permitted Transferees, permitted in accordance with this Agreement.

“Person” means any natural person, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, group, association or unincorporated organization or any other form of business or professional entity, but does not include a Governmental Body.

“Preemptive Rights Recipients” has the meaning assigned to such term in Section 4.1(a).

“Preferred Dividend” has the meaning assigned to such term in the Certificate of Designations.

“Preferred Dividend Payment Date” has the meaning assigned to such term in the Certificate of Designations.

“Preferred Stock” means the series of preferred stock of the Company designated the Cumulative Convertible Participating Preferred Stock, par value $1.00 per share.

“Pro Rata Portion” means:

(i) for purposes of Section 3.3(c), with respect to any Tag-Along Participant or the Transferring Stockholder, the number of Equity Securities (calculated on an as-converted to Common Stock basis) equal to the product of (A) the total number of Equity Securities to be Transferred to the proposed Transferee or for which the calculation is required (calculated on an as-converted to Common Stock basis) and (B) the fraction determined by dividing (x) the total number of Outstanding Capital Shares held by such Tag-Along Participant or the Transferred Stockholder, as applicable, by (y) the total number of Outstanding Capital Shares held by (1) all of the Tag-Along Participants who have delivered Tag-Along Acceptance Notices with respect to the particular Transfer Notice (or who are participants in a particular allocation round), (2) the Transferring Stockholder and (3) those employees of the Company or its Subsidiaries who are entitled to tag-along rights pursuant to the terms of any applicable equity award grant, the Management Incentive Plan or any management stockholder agreement with the Company, in each case that is approved by the Board in accordance with this Agreement and the Required Consents, to which such employee is a party and who have elected to participate in such Transfer, provided that in the case of any such employee, only those Outstanding Capital Shares that are vested (or not subject to vesting terms) shall be deemed to be held by such employee; and

(ii) for purposes of Section 4.1, with respect to any Preemptive Rights Recipient, on any date on which an allocation is made by the Company, the number of Equity Purchase Shares equal to the product of (A) the total number of Equity Purchase

Shares being allocated in the allocation round for which Pro Rata Portions are being calculated and (B) the fraction determined by dividing (x) the number of Outstanding Capital Shares held by such Preemptive Rights Recipient on the date on which such allocation is made by the Company by (y) the total number of Outstanding Capital Shares held as of such date by all Preemptive Rights Recipients participating in the allocation round for which Pro Rata Portions are being calculated.

“Prohibited Transaction” means any Transfer of Equity Securities to a Person which (i) violates applicable securities Laws or the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or would cause the Company to be in violation of any applicable Law, (ii) would result in the assets of the Company constituting Plan Assets, or (iii) would cause the Company to be controlled by or under common control with an “investment company” for purposes of the Investment Company Act of 1940, as amended.

“Purchase Notice” has the meaning set forth in Section 4.1(c).

“Purchase Offer” has the meaning assigned to such term in Section 3.2(b).

“Qualified Bank” has the meaning assigned to such term in Section 3.6(c).

“Qualified IPO” means an IPO with aggregate gross cash proceeds (without regard to any underwriting discount or commission) of at least $75,000,000 (whether to the Company, its stockholders, or both).

“Registration Rights Agreement” has the meaning assigned to such term in the recitals.

“Representatives” means with respect to any Person, any of such Person’s, or its Affiliates’, directors, officers, employees, general partners, Affiliates, direct or indirect shareholders, members or limited partners, attorneys, accountants, financial and other advisers, and other agents and representatives.

“Required Consents” has the meaning assigned to such term in Section 2.10(a).

“ROFR Exercise Period” has the meaning assigned to such term in Section 3.2(c).

“ROFR Initiator” has the meaning assigned to such term in Section 3.2(a).

“ROFR Initiator Notice” has the meaning assigned to such term in Section 3.2(b).

“ROFR Notice” has the meaning assigned to such term in Section 3.2(c).

“ROFR Stockholder” has the meaning assigned to such term in Section 3.2(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Stockholder” has the meaning assigned to such term in Section 3.4(a).

“Stockholder” has the meaning set forth in the preamble.

“Stockholder Directors” has the meaning assigned to such term in Section 2.1(b).

“Stockholder Group Member” has the meaning assigned to such term in Section 2.14.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more other Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). For the purposes hereof, the term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Subsidiary Equity Securities” means any and all shares of capital stock or other equity securities of any Subsidiary of the Company, securities of any Subsidiary of the Company convertible into, or exchangeable or exercisable for, such shares or other equity securities, and options, warrants or other rights to acquire shares of capital stock or other equity securities of any Subsidiary of the Company.

“Tag-Along Acceptance Notice” has the meaning assigned to such term in Section 3.3(c).

“Tag-Along Participants” has the meaning assigned to such term in Section 3.3(a).

“Tag-Along Securities” has the meaning assigned to such term in Section 3.3(b).

“Tag-Along Transaction” has the meaning assigned to such term in Section 3.3(a).

“Term Loan Credit Agreement” means that certain credit agreement, dated as of December 23, 2013, by and among CD&R Landscapes Merger Sub, Inc., CD&R Landscapes Merger Sub 2, Inc., the several lenders and financial institutions from time to time party thereto, and ING Capital LLC, as administrative agent and collateral agent.

“Third-Party Offeror” has the meaning assigned to such term in Section 3.2(b).

“Threshold Calculation” means, with respect to any Stockholder, immediately prior to the time of calculation, a fraction (expressed as a percentage), the numerator of which is equal to the number of Outstanding Capital Shares held by such Stockholder, and the denominator of which is equal to (i) prior to a Qualified IPO, the aggregate number of Outstanding Capital Shares held by the CD&R Holders and the Deere Holders, or (ii) following a Qualified IPO, the total number of Outstanding Capital Shares.

“Transaction Agreements” means, collectively, this Agreement, the Investment Agreement, the Registration Rights Agreement, the Consulting Agreements, the Indemnification Agreements, the Certificate of Designations and the Transition Services Agreement.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any shares of Equity Securities beneficially owned by a Person or any interest in any shares of Equity Securities beneficially owned by a Person. The noun “Transfer” has a meaning correlative to the foregoing.

“Transfer Notice” has the meaning assigned to such term in Section 3.3(b).

“Transfer Price” has the meaning assigned to such term in Section 3.2(b).

“Transfer Shares” has the meaning assigned to such term in Section 3.2(b).

“Transferee” means any Person to whom any Stockholder Transfers Equity Securities in accordance with the terms hereof.

“Transferring Stockholder” has the meaning assigned to such term in Section 3.3(a).

“Transition Services Agreement” means the Transition Services Agreement, dated as of the date hereof, between the OpCo and Deere Investor, as the same may be amended from time to time.

“Treasury Regulations” means the Regulations of the Treasury Department of the United States issued pursuant to the Internal Revenue Code of 1986, as amended.

SECTION 1.2. Other Definitional Provisions. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively.

SECTION 1.3. Methodology for Calculations.

(a) Except as otherwise expressly provided herein, any Transfer or proposed Transfer of a Common Stock Equivalent shall be treated as a Transfer or proposed Transfer of the shares of Common Stock into or for which such Common Stock Equivalent can be converted, exchanged or exercised.

(b) Except as otherwise expressly provided in this Agreement, for purposes of calculating (i) the total number of Outstanding Capital Shares as of any date or (ii) the number of Outstanding Capital Shares owned by any Person hereunder (and the Percentage Interest of any Person) as of any date, no Common Stock Equivalents (other than shares of Preferred Stock) shall be treated as having been converted, exchanged or exercised.

(c) In the event of any stock split, stock dividend, reverse stock split, any combination of Equity Securities or any similar event, with respect to all references in this Agreement to a Stockholder or Stockholders holding a number of Outstanding Capital Shares, the applicable amount shall be appropriately adjusted to give effect to such stock split, stock dividend, reverse stock split, any combination of the Equity Securities or similar event.

ARTICLE II

CORPORATE GOVERNANCE

SECTION 2.1. Board

(a) Board Composition. The total number of Directors constituting the full Board shall initially be six (6): three (3) CD&R Directors, two (2) Deere Directors and the CEO. Pursuant to the prior sentence, the initial composition of the Board shall be as follows:

(i) the three (3) CD&R Directors shall be Kenneth A. Giuriceo, David Wasserman and Paul Pressler;

(ii) the two (2) Deere Directors shall be John D. Lagemann and Wes Robinson; and

(iii) the CEO shall be David Werning.

(b) Designated Directors. Subject to Section 2.13, the CD&R Holders and the Deere Holders shall be entitled to designate individuals to serve as Directors, as follows (it being understood that, for purposes of this Section 2.1(b) only, any CD&R Holder or Deere Holder, as the case may be that owns (together with its Permitted Affiliate Transferees) a number of Outstanding Capital Shares representing less than the Minimum Governance Amount shall not be deemed to be a CD&R Holder or a Deere Holder, as applicable):

(i) Prior to a Qualified IPO:

(A) CD&R Directors. The CD&R Holders, as a group, shall be entitled to designate such number of individuals to serve as Directors (each, a “CD&R Director” and, collectively, the “CD&R Directors”) that is proportional (based on the number of Directors constituting the full Board other than the CEO) to their aggregate Percentage Interest, rounded to the nearest whole number of Directors;

(B) Deere Directors. The Deere Holders, as a group, shall be entitled to designate a number of individuals to serve as Directors (each, a “Deere Director” and, collectively, the “Deere Directors” and, together with the CD&R Directors, the “Stockholder Directors”) equal to the greater of (x) two (2) Directors and (y) solely to the extent that the aggregate Percentage Interest of the Deere Holders increases after the date hereof, such number of Directors that is proportional (based on the number of Directors constituting the full Board other than the CEO) to the aggregate Percentage Interest of the Deere Holders, rounded to the nearest whole number of Directors; and

(C) Additional Directors. If any of the CD&R Holders or the Deere Holders become entitled to designate additional Stockholder Directors pursuant to this Section 2.1(b)(i) (including, in the case of the CD&R Holders, as a result of Preferred Dividends being paid in shares of additional Preferred Stock in accordance with the Certificate of Designations), the size of the Board shall be increased to accommodate the election of such additional Stockholder Directors, who shall be elected in the manner set forth in Section 2.3(a) (it being understood that the number of Stockholder Directors that the CD&R Holders or the Deere Holders are entitled to designate pursuant to this Section 2.1(b)(i) shall be calculated prior to giving effect to such increase in Board size in accordance with this clause (C) of this Section 2.1(b)(i));

provided, however, that, for so long as the CD&R Holders own in the aggregate a majority of the Outstanding Capital Shares (determined using the Threshold Calculation), the CD&R Holders shall be entitled to designate one more Director than the Deere Holders (it being understood that this proviso shall not limit the ability of the CD&R Holders to designate more than one more Director than the Deere Holders if entitled to do so pursuant to Section 2.1(b)(i)(A)); and

(ii) After a Qualified IPO, the CD&R Holders, on the one hand, and the Deere Holders, on the other hand, shall be entitled to designate the same number of Stockholder Directors as they were entitled to designate immediately prior to the Qualified IPO and, if additional Directors are required to be elected to the Board under applicable Law or the regulations of any self-regulatory organization, or if the managing underwriter or underwriters of the Qualified IPO advise the Company in writing that in its or their opinion, the failure to elect additional Directors would reasonably be expected to have a material adverse effect on the success of the offering (including a material impact on the selling price), the size of the Board shall be increased by the smallest positive whole number such that the proportion of the Stockholder Directors is equal to or less than the aggregate Percentage Interests immediately following the Qualified IPO. For illustrative purposes, if the aggregate number of Stockholder Directors designated by the CD&R Holders and the Deere Holders is five (5) and the size of the Board is six (6) immediately prior to the Qualified IPO and the CD&R Holders and the Deere Holders hold in the aggregate seventy-five percent (75%) of the Outstanding Capital Shares immediately following the Qualified IPO, the size of the Board shall be increased pursuant to this Section 2.1(b)(ii) from a total of six (6) Directors to a total of seven (7) Directors, consisting of five (5) Directors designated by the CD&R Holders and the Deere Holders, the CEO as Director, and one (1) new Director.

(c) VCOC Rights. Notwithstanding anything to the contrary in this Agreement, (i) for so long as the CD&R Holders have the right to designate one or more Directors pursuant to Section 2.1, such right of designation as to one of such Directors shall be exercised solely by CD&R Fund VIII and (ii) (x) in the event that any Permitted Affiliate Transferee of CD&R Investor (in addition to CD&R Fund VIII) holding, directly or indirectly (for example, through a wholly owned Subsidiary), Equity Securities intends to qualify as a “venture capital operating company” (as defined in U.S. Department of Labor regulation sec. 2510.3-101) (each, an “Additional VCOC”) or (y) in the event that CD&R Fund VIII shall no longer have the right to designate Directors pursuant to clause (i) above, then such Additional VCOCs (in the case of clause (x)) or CD&R Fund VIII (in the case of clause (y)) shall be entitled to the information rights contained in Section 2.11 and the access rights contained in Section 2.12; provided, that, if the CD&R Holders have the right to designate more than one Director pursuant to Section 2.1, CD&R Investor may assign any such designation rights to any of the Additional VCOCs upon written notice to the Company and the Deere Investor (which notice shall be acknowledged in writing by the Company), provided that such Additional VCOC shall remain subject to the obligations hereunder in respect of any of its Director designees (including Section 2.4(d)).

SECTION 2.2. Chairman of the Board. For so long as (x) the Company has not completed a Qualified IPO and (y) the Percentage Interest of CD&R Investor (together with its Permitted Affiliate Transferees) exceeds the Percentage Interest of any other Stockholder (together with its Permitted Affiliate Transferees), CD&R Investor shall have the right to designate one of the CD&R Directors to serve as “Lead Director” or Chairman of the Board (the “Chairman”). The Lead Director or the Chairman shall not have a tie breaking vote in any Board meetings. The Chairman shall initially be Paul Pressler.

SECTION 2.3. Vacancies; Removal

(a) Vacancies. Subject to Section 2.3(b), each Director shall hold office until his or her death or until his or her successor shall have been duly elected and qualified. In the event that a vacancy is created at any time (i) by the death, disability, retirement, resignation or removal (with or without cause) of any Director designated by the CD&R Holders or the Deere Holders pursuant to Section 2.1, the remaining Directors shall cause the vacancy resulting thereby to be filled by another individual designated by the CD&R Holders or the Deere Holders, as applicable, who designated such departing Director, or (ii) as a result of any increase of the Board size pursuant to the applicable provisions of Section 2.1(b)(i), the existing Directors shall cause the vacancy resulting therefrom to be filled by another individual designated by the CD&R Holders or the Deere Holders, as applicable, entitled to appoint such additional Director pursuant to such provisions of Section 2.1(b)(i), in each such case, as promptly as practicable, and the Company and the Stockholders shall take, at any time and from time to time, all actions necessary to accomplish the foregoing. In the event that the remaining Directors have failed to cause such vacancy to be filled in the manner set forth in this Section 2.3(a) within five (5) Business Days after the Board became aware of such vacancy, then the Company and each Stockholder shall take, as promptly as practicable, all actions necessary to fill such vacancy in the manner set forth in this Section 2.3(a).

(b) Removal. Upon the written request of a majority-in-interest of the CD&R Holders or a majority-in-interest of the Deere Holders, as the case may be, each other Stockholder shall vote, or act by written consent with respect to, all Equity Securities beneficially owned by it that are entitled to vote in the election of Directors, and shall otherwise take or cause to be taken all actions necessary, to remove any Director designated by the CD&R Holders or the Deere Holders, as applicable, pursuant to Section 2.1 and to elect any replacement Director designated as provided in Section 2.3(a). Unless a majority-in-interest of the CD&R Holders or a majority-in-interest of the Deere Holders, as the case may be, have otherwise requested in writing, no other Stockholder shall take any action to cause the removal of any Directors designated by the CD&R Holders or the Deere Holders, as applicable, pursuant to Section 2.1.

SECTION 2.4. Voting

(a) Cooperation. The Company and each Stockholder shall take such action as may be required under applicable Law, the Bylaws and this Agreement (subject to such vote of the Board as may be required) to cause the Board to consist of the number of Directors specified in Section 2.1. The Company agrees to include in the slate of nominees to be voted upon by Stockholders at any annual or special meeting of stockholders of the Company at which Directors are to be elected, or as otherwise permitted under the Bylaws, any Directors designated in accordance with Section 2.1, and to use its best efforts to cause the election of each such designees to the Board, including nominating such individuals to be elected as Directors as provided herein.

(b) Voting. Each of the Stockholders agrees to vote, or act by written consent with respect to, any Equity Securities beneficially owned by it that are entitled to vote in the election of Directors, at each annual or special meeting of stockholders of the Company at which Directors are to be elected, or to take all actions by written consent in lieu of any such meeting as are necessary, to cause any Directors designated in accordance with Section 2.1 to be elected to the Board. Each of the Stockholders agrees to use its reasonable best efforts to cause the election of each such designees to the Board, including nominating such individuals to be elected as Directors.

(c) Proxy to Act for Stockholders. For so long as CD&R Investor (together with its Permitted Affiliate Transferees) or Deere Investor (together with its Permitted Affiliate Transferees), as applicable, owns in the aggregate a number of Outstanding Capital Shares representing at least the Minimum Governance Amount, each Stockholder (i) that is an Affiliate of CD&R Investor hereby irrevocably grants to and appoints CD&R Investor, (ii) that is an Affiliate of Deere Investor hereby irrevocably grants to and appoints Deere Investor, and (iii) that is not a Person described in clause (i) or (ii) above, hereby irrevocably grants to and appoints CD&R Investor and Deere Investor collectively (to act by unanimous consent), in each case as such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote at any annual or special meeting of Stockholders, or to take any action by written consent in lieu of such meeting with respect to, or to otherwise take all action in respect of, all of the Equity Securities owned or held of record by such holder in connection with the matters set forth in this Agreement, but solely to the extent necessary to comply with the provisions of this Agreement in the event that such Stockholder fails at any time to vote or act by written consent or take any other action with respect to its Equity Securities that are entitled to vote at such meeting or to act by written consent in lieu of such meeting, in the manner agreed by such Stockholder in this Agreement. Each such Stockholder hereby further affirms that each proxy and power of attorney granted pursuant to this Agreement shall be irrevocable and shall be deemed coupled with an interest and shall extend for the term of this Agreement in full force and effect notwithstanding the subsequent death, incapacity or bankruptcy of such Stockholder or, if terminated earlier, until the last date permitted by applicable Law, and is given to secure the performance of the obligations of such Stockholder under this Agreement. For the avoidance of doubt, except as expressly contemplated by this Section 2.4(c) or elsewhere in this Agreement or any other Transaction Agreement, none of the Stockholders has granted, nor shall grant, to any Person a proxy to exercise the rights of any such Stockholder under this Agreement or any other Transaction Agreement to which such Stockholder is a party.

(d) Cooperation of Directors. In the event that any CD&R Holder or any Deere Holder is required to take any action under this Agreement that requires the consent or cooperation of the CD&R Directors or the Deere Directors, as applicable, or is required to use efforts to cause such Stockholder Directors to take any action under this Agreement, such Stockholder shall exercise, and such efforts shall include the exercise by such Stockholder of, all rights hereunder with respect to the removal and designation of Directors in order to achieve the required consent, cooperation or action, as applicable. To effectuate the provisions of this Section 2.4(d), the Secretary of the Company and each Subsidiary of the Company, or, if there shall be no Secretary, then such other officer or employee of the Company or such Subsidiary as the Board or such Subsidiary’s board of directors or similar governing body may appoint to fulfill the duties of the Secretary, shall not record any vote or consent or other action contrary to the terms of this Section 2.4(d).

SECTION 2.5. Compensation. For so long as the Consulting Agreement between the Company and Deere Investor remains in effect, no Director affiliated with Deere Investor shall be entitled to compensation by the Company for any services as a Director, and for so long as the Consulting Agreement between the Company and CD&R Manager remains in effect, no Director affiliated with CD&R Investor shall be entitled to compensation by the Company for any services as a Director. Subject to the applicable limitations set forth in the Consulting Agreements, the Company shall reimburse each of the Directors for reasonable out-of-pocket expenses incurred by them for the purpose of attending meetings of the Board or committees thereof.

SECTION 2.6. D&O Insurance; Indemnification

(a) D&O Insurance. Immediately following the Closing, the Company shall obtain a directors’ and officers’ liability insurance policy for the benefit of the directors and officers of the Company and its Subsidiaries (the “D&O Policy”) with terms and conditions reasonably acceptable to CD&R Investor and Deere Investor and consistent, in all material respects, with the terms of the directors’ and officers’ liability insurance policies maintained by the portfolio companies of CD&R Fund VIII as of the Closing Date (but subject to reasonable and appropriate differences in deductibles, caps and other terms). Thereafter, for so long as the Company has not completed a Qualified IPO, the Company shall, and for so long as the CD&R Holders are entitled to designate the majority of the members of the Board in accordance with Section 2.1, the CD&R Holders shall cause the Company to, maintain a directors’ and officers’ liability insurance policy for the benefit of the directors and officers of the Company and its Subsidiaries with terms and conditions no less favorable than the terms and conditions of the D&O Policy; provided, however, that if the premium for obtaining such policy exceeds 150% of the amount of the annual premium payable by the Company for the D&O Policy immediately following the Closing, then the Company shall, and for so long as the CD&R Holders are entitled to designate the majority of the members of the Board in accordance with Section 2.1, the CD&R Holders shall cause the Company to, maintain a directors’ and officers’ liability insurance policy that provides, in CD&R Investor’s good faith, reasonable determination, the greatest coverage available for such amount.

(b) Indemnification. As promptly as reasonably practicable after the date hereof, the Company shall, and CD&R Investor shall cause the Company to, enter into customary indemnification agreements with each of the Directors, in form and substance reasonably satisfactory to Deere Investor.

SECTION 2.7. Actions of the Board; Non-Participation of CD&R Directors with Respect to Certain Actions

(a) Quorum; Actions of the Board. Overall direction and supervision of the Company and its Subsidiaries shall be the responsibility of the Board, subject to the Required Consents. Except as otherwise required by Law or this Agreement, actions of the Board shall require the affirmative vote of at least a majority of the Directors present in person or by telephone at a duly convened meeting of the Board at which a quorum is present, or the unanimous written consent of the Board. The Board shall meet no less than semi-annually at such place and time as shall be determined by the Board. Written notice of any meeting of the Board shall be provided to each Director (unless waived by such Director) no less than five (5) Business Days prior to such meeting. A quorum for any meeting of the Board shall be a majority of the Directors constituting the full Board at the time of such meeting; provided that (x) for so long as Deere Investor and its Permitted Affiliate Transferees collectively own a number of Outstanding Capital Shares representing at least the Minimum Governance Amount, at least one Deere Director is in attendance and (y) for so long as CD&R Investor and its Permitted Affiliate Transferees own a number of Outstanding Capital Shares representing at least the Minimum Governance Amount, at least one CD&R Director is in attendance. Notwithstanding the foregoing quorum requirement, in the event that two consecutive meetings of the Board are duly called and no Deere Director or no CD&R Director, as the case may be, is in attendance at both of such meetings, then no such Director shall be required to constitute a quorum at the next meeting of the Board duly called; provided that the foregoing quorum requirement shall be reinstated at subsequent meetings of the Board. Subject to the procedures set forth in Section 2.7(d) with respect to the Annual Budget, in the event of a tie vote taken with respect to any matter at any duly convened meeting of the Board at which a quorum is present, the Board shall take a second vote of only the Non-Management Directors present in person or by telephone at such meeting, and action by the Board with respect to such matter shall require the affirmative vote of at least a majority of such Non-Management Directors, and if so taken, such action shall constitute the action of the Board with respect to such matter and shall be binding upon the Company.

(b) Compliance with Certificate of Designations. Each CD&R Director shall, and the CD&R Holders and the Deere Holders shall cause the CD&R Directors and Deere Directors, as applicable, to use reasonable best efforts to, (i) appear at any duly convened meeting of the Board at which the Board intends to determine whether to declare Preferred Dividends payable on any Preferred Dividend Payment Date pursuant to, and in accordance with, the Certificate of Designations, and the Directors, subject to their fiduciary duties as Directors, shall vote at such meeting in favor of declaring such dividends; and (ii) subject to their fiduciary duties as Directors, take any action and cause the Company to take any action required to be undertaken by or on behalf of the Company pursuant to the Certificate of Designations in order that the Company otherwise generally comply with its obligations under the Certificate of Designations.

(c) Non-Participation of CD&R Directors with Respect to Certain Actions. Notwithstanding anything to the contrary in this Agreement, solely with respect to any action to be taken, or any determination to be made, by the Board with respect to (i) whether Preferred Dividends payable on the outstanding shares of Preferred Stock are to be paid in cash or in shares of Preferred Stock pursuant to, and in accordance with, the Certificate of Designations, or (ii) whether an adjustment to the conversion price of the Preferred Stock shall be made pursuant to Section 9(b) of the Certificate of Designations, (A) such action shall be taken or determination shall be made on behalf of the Company by a majority of the Directors not including the CD&R Directors (even if less than a quorum) and (B) no CD&R Director shall have any right to vote upon, and by a decision of the remaining Directors may be excluded from participating in any discussion of, such action or determination; provided, however, that (x) prior to any vote upon or discussion of any such action or determination, the CD&R Directors may present to the remaining Directors their opinion, and the basis for such opinion, with respect to such action or determination, and (y) in the case of clause (i) above, the action taken or determination made by the remaining Directors (1) must not be prohibited under any of the terms, conditions or provisions of the Debt Financing Documents and (2) shall not result in an Excessive Leverage Event; provided, further, that in the event the Board fails to make a determination in the case of clause (i) above, prior to the applicable Preferred Dividend Payment Date, the Preferred Dividends shall be paid entirely in shares of Preferred Stock.

(d) Annual Budget. The Board shall operate the Company and its Subsidiaries in accordance with an annual budget, capital plan, business plan and financial forecasts for the Company and its Subsidiaries for each fiscal year of the Company (collectively, the “Annual Budget”). In addition to any vote or consent of the Board or the Stockholders required by applicable Law or under this Agreement, approval of the Annual Budget and any material variations therefrom, including any increase or decrease in capital expenditures, shall require the consent of a majority of the full Board, including the CEO. Moreover, for so long as CD&R Investor, Deere Investor or any other Stockholder owns in each case (together with its Permitted Affiliate Transferees) in excess of (x) twenty-five percent (25%) of the total number of Outstanding Capital Shares (determined using the Threshold Calculation) or (y) in the case of CD&R Investor or Deere Investor, fifty percent (50%) of the CD&R Investor Original Shares or the Deere Original Shares, as applicable, the Company shall not, and to the extent applicable, shall not permit any Subsidiary of the Company to, approve the Annual Budget or any material changes thereto, including any increase or decrease in capital expenditures, without first providing such Stockholder a written copy of such Annual Budget or notice of such material change at least 3 Business Days prior to any vote or consent to approve such Annual Budget or change and consulting with such Stockholder and considering any views or comments of such Stockholder in good faith.

SECTION 2.8. Committees. Subject to the requirements of applicable Law or the regulations of any self-regulatory organization, each of the CD&R Holders and the Deere Holders shall be entitled to appoint a number of members of each committee of the Board that is proportional to the number of Directors that such Person is entitled to designate at the relevant time pursuant to Section 2.1 (subject to all applicable provisions of Section 2.1, applied mutatis mutandis), provided that the CD&R Holders shall be entitled to appoint one more member of each committee of the Board than the Deere Holders if, at the relevant time, the CD&R Holders are entitled to designate at least one more Director than the Deere Holders pursuant to Section 2.1, and the Deere Holders shall be entitled to appoint one more member of each committee of the Board than the CD&R Holders if, at the relevant time, the Deere Holders are entitled to designate at least one more Director than the CD&R Holders pursuant to Section 2.1.

SECTION 2.9. Management Equity Pool. The Company shall establish a management equity pool, and the Board shall adopt a related equity incentive plan (the “Management Incentive Plan”), in order to offer equity incentives to the officers and key employees of the Company and its Subsidiaries. Non-Management Directors affiliated with CD&R Investor or Deere Investor shall not be entitled to receive any equity grants or other awards pursuant to the Management Incentive Plan. The total number of Equity Securities reserved for issuance under the Management Incentive Plan shall equal eight percent (8%) of the total number of Outstanding Capital Shares immediately following the Closing. The initial number of equity awards to be issued pursuant to the Management Incentive Plan shall be jointly determined by CD&R Investor and Deere Investor. Thereafter, equity awards pursuant to the Management Incentive Plan shall be issued at such times and on such terms (including with respect to vesting) as shall be determined by the Board, subject to the provisions of Section 2.10(a).

SECTION 2.10. Stockholder Consent Rights.

(a) General. In addition to any vote or consent of the Board or the stockholders of the Company required by applicable Law, the Charter, the By-Laws or the Certificate of Designations, and notwithstanding anything to the contrary in this Agreement (but subject to Section 2.13(a)), for so long as CD&R Investor, Deere Investor or any other Stockholder owns in each case (together with its Permitted Affiliate Transferees) in excess of (x) twenty-five percent (25%) of the total number of Outstanding Capital Shares (determined using the Threshold Calculation) or (y) in the case of CD&R Investor or Deere Investor, fifty percent (50%) of the CD&R Investor Original Shares or the Deere Original Shares, as applicable, the Company shall not, and to the extent applicable, shall not permit any Subsidiary of the Company to, take any of the following actions, or enter into any arrangement or contract to do any of the following actions, without the prior written consent of each such Stockholder (such consents, collectively, the “Required Consents”; it being understood that at no time shall more than one CD&R Holder and more than one Deere Holder have consent rights pursuant to this Section 2.10(a)):

(i) commence the voluntary liquidation, winding up or dissolution of the Company or any of its Subsidiaries, file a petition in bankruptcy or insolvency or enter into any arrangement for the benefit of creditors, commence any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any of its Subsidiaries, or adopt a plan with respect to any of the foregoing, or acquiesce or agree to any of the foregoing commenced or petitioned for on an involuntary basis;

(ii) issue any Equity Securities to any Person, other than (w) issuances of Preferred Stock with respect to paid in kind Preferred Dividends or issuance of shares of Common Stock upon conversion of shares of Preferred Stock, in either case, in accordance with the Certificate of Designation, (x) to employees, officers or directors (excluding Non-Management Directors) of the Company or any of its Subsidiaries pursuant to the Management Incentive Plan in an amount not to exceed in the aggregate eight percent (8%) of the total number of Outstanding Capital Shares outstanding immediately following the Closing, (y) in connection with a Qualified IPO effected pursuant to Section 3.5 and subject to the limitations set forth in Section 3.5) or (z) in connection with a Qualified IPO initiated by the Board;

(iii) issue any Subsidiary Equity Securities to any Person other than the Company or another wholly-owned Subsidiary of the Company;

(iv) amend, alter or repeal the Charter or By-Laws, other than (x) in connection with a merger, consolidation or similar transaction that is not otherwise subject to the Required Consents under this Section 2.10(a) or (y) in connection with a Qualified IPO effected pursuant to Section 3.5 and subject to the limitations set forth in Section 3.5(a), only to the extent required (1) to increase the number of authorized shares of Common Stock in connection with such Qualified IPO and/or (2) to satisfy any requirements imposed or to be imposed on the Company as of or immediately after the consummation of the Qualified IPO pursuant to the Exchange Act, the Securities Act, or the rules and regulations of any national securities exchange on which the shares of Common Stock are to be listed, in each case, as in effect as of the date hereof, as a result of the Qualified IPO and the Company’s status as a publicly-listed company;

(v) redeem, repurchase or otherwise acquire any Equity Securities (or Subsidiary Equity Securities issued by a non-wholly owned Subsidiary) or any debt securities of the Company or any of its Subsidiaries, other than (A) any redemption, repurchase or other acquisition of debt securities of the Company or any of its Subsidiaries, so long as such transaction would not (1) reduce the restricted payment baskets in the Debt Financing Documents or (2) result in an Excessive Leverage Event, (B) repurchases of Equity Securities from an employee in connection with such employee’s termination of employment with the Company or any of its Subsidiaries, at a price not exceeding the Fair Market Value of such Equity Securities and otherwise pursuant to the terms of the applicable award agreement and the Management Incentive Plan, or (C) redemptions or repurchases of Equity Securities in connection with a recapitalization or reorganization of the Company that would not otherwise be subject to the Required Consents under this Section 2.10(a), including a Required Consent pursuant to Section 2.10(a)(xiii), provided that all such Equity Securities are redeemed or repurchased at the same price (treating shares of Preferred Stock on an as-converted basis);

(vi) except as would not result in an Excessive Leverage Event, incurring any Indebtedness after the date hereof;

(vii) undertake any (x) merger, consolidation or similar transaction with or into any other Person, whether in a single transaction or a series of related transactions, or (y) any transaction or series of related transactions resulting in more than fifty percent (50%) of the total number of Outstanding Capital Shares being held by any Person who is not a Permitted Affiliate Transferee of CD&R Investor or Deere Investor (other than any such transaction resulting from a Tag-Along Transaction pursuant to Section 3.3 or a Drag-Along Transaction pursuant to Section 3.4), unless in either of clauses (x) or (y), all Stockholders receive their respective pro rata portion of the proceeds of such transaction (treating shares of Preferred Stock on an as-converted basis); provided, however, that no Person shall have a consent right under this Section 2.10(a)(vii) with respect to any transaction or series of related transactions not involving a merger, consolidation or similar event if such Person’s Percentage Interest would not be decreased at the closing of such transaction;

(viii) undertake a sale of all or substantially all of the assets of the Company and its Subsidiaries, unless all Stockholders receive, immediately following the consummation of such transaction, their pro rata portion of the proceeds received by the Company and its Subsidiaries in respect of such transaction (treating shares of Preferred Stock on an as-converted basis);

(ix) effect any disposition of assets or properties of the Company or any Subsidiary (for the avoidance of doubt, other than issuances of Equity Securities or Subsidiary Equity Securities, which shall be subject to Sections 2.10(a)(ii) and 2.10(a)(iii), respectively) outside of the ordinary course of business, in one or more transactions or series of related transactions, with an aggregate consideration in excess of $25,000,000;

(x) enter into any agreement or arrangement that would restrict any activities of any Stockholder having the consent rights under this Section 2.10(a) or any of their respective Affiliates, including any restriction from entering into or continuing to operate any line of business;

(xi) (A) make a tax election that would change the U.S. federal income tax characterization of the Company as an association taxable as a corporation or (B) engage in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2);

(xii) enter into any new material line of business, terminate any existing material line of business by the Company or any of its Subsidiaries or make any other material change in the nature or scope of the business of the Company and its Subsidiaries;

(xiii) engage in any transaction, or amend any existing arrangement, with or involving CD&R Investor, Deere Investor or any of their respective Permitted Transferees, or any of their respective Affiliates, other than any such transactions (A) that the Company is permitted or required to engage in with such Person(s) under the terms of this Agreement or any other Transaction Agreement, (B) pursuant to any agreements or arrangements in effect as of the Closing or (C) pursuant to commercial agreements entered into between Deere Investor or its Affiliates, on the one hand, and the Company or any of its Subsidiaries, on the other, or between any of CD&R Investor’s Affiliates, on the one hand, and the Company or any of its Subsidiaries, on the other, in each case, in the ordinary course of business and on arms’ length terms; provided that, subject to the exceptions to clauses (A) and (B) above, neither the Company nor any of its Subsidiaries may engage in any transaction with CD&R Investor, Deere Investor or any of their respective Affiliates or their respective Permitted Transferees that is not on arms’ length terms without the consent of Deere Investor (or its applicable Permitted Transferee) or CD&R Investor (or its applicable Permitted Transferee), as applicable, regardless of its level ownership.

(xiv) effect any acquisition of the stock, assets, properties or business of any Person, in one transaction or a series of related transactions, or enter into any joint venture with, or acquire ownership of any partnership or other interest in, any Person (other than a wholly-owned Subsidiary of the Company), that involves or results in, together with all other transactions effected pursuant to this Section 2.10(a)(xiv), aggregate consideration or capital contributions or investments by the Company and its Subsidiaries (whether at closing or on a contingent basis) in an amount in excess of $50,000,000;

(xv) prior to the earlier of (x) the third (3rd) anniversary of the Closing Date and (y) the occurrence of a Dividend Elimination Event, commence an IPO;

(xvi) increase or decrease the size of the Board (other than as expressly contemplated by this Agreement);

(xvii) form, or delegate any authority to, any committee of the Board;

(xviii) commence, pursue, settle or compromise any material third party litigation or regulatory proceeding; provided, that any litigation or regulatory proceeding covered by the Investment Agreement shall be governed by the Investment Agreement and not by this Section 2.10(a)(xviii);

(xix) (A) amend, restate, supplement, modify or replace any of the Debt Financing Documents in any manner that would include provisions relating to the ability of the Company or its Subsidiaries to pay cash dividends on the Equity Securities or

Subsidiary Equity Securities that are more restrictive than those set forth in the Debt Financing Documents in effect as of the date hereof or (B) enter into any agreement relating to Indebtedness or otherwise containing provisions relating to the ability of the Company or its Subsidiaries to pay cash dividends on the Equity Securities or Subsidiary Equity Securities that are more restrictive than those set forth in the Debt Financing Documents as of the date hereof (or subsequently amend, restate, supplement or otherwise modify any such agreement that has been approved by the Required Consents in any manner that would include provisions relating to the ability of the Company or its Subsidiaries to pay cash dividends on the Equity Securities or Subsidiary Equity Securities that are more restrictive than those set forth in such agreement(s)); and

(xx) appoint or change the Company’s independent public accountants or auditors or change any significant accounting policy of the Company (other than as required by any accounting pronouncements or interpretations under GAAP issued from and after the date hereof).

(b) Stockholder Voting. In connection with any matter requiring the Required Consents in accordance with Section 2.10(a) each Stockholder agrees, (i) with respect to any Equity Securities beneficially owned by such Stockholder with respect to which it has the power to vote or act by written consent, to vote against (and not act by written consent to approve) such matter in any vote or action by written consent of the stockholders of the Company relating to such matter if such matter has not been consented to in accordance with Section 2.10(a), and (ii) to take or cause to be taken, upon the written request of CD&R Investor, Deere Investor or, if applicable, any of their Permitted Transferees (if such Person has consent rights with respect to such matter under Section 2.10(a) and such matter has not been consented to by such Person), for only so long as such Stockholder has consent rights pursuant to Section 2.10(a), all other reasonable actions (including those set forth in Section 2.4(d)), at the expense of the Company, required, to the extent permitted by Law, to prevent the taking of any action by the Company with respect to such matter unless the Required Consents to the taking of such action have been obtained in accordance with Section 2.10(a).

(c) Liquidity Event Consideration. CD&R Investor and its Permitted Affiliate Transferees holding Preferred Stock shall not elect to receive, and CD&R Investor (on behalf of itself and its Permitted Affiliate Transferees) hereby waives any right to elect and receive, in connection with any transaction described in Section 2.10(a)(vii) that constitutes an Applicable Non-Qualified Business Combination (as defined in the Certificate of Designations) and requires the prior written consent of any Deere Holder under Section 2.10(a)(vii), the Business Combination Consideration (as defined in the Certificate of Designations) described in clause (B) of the definition of Business Combination Consideration, where the applicable Deere Holder has not provided its prior written consent with respect to such transaction.

SECTION 2.11. Financial Information. The Company shall deliver or cause to be delivered the following information to (x) each of CD&R Investor and Deere Investor for so long as it and its Permitted Affiliate Transferees own in the aggregate a number of Outstanding Capital Shares representing at least ten percent (10%) of the CD&R Investor Original Shares or the Deere Original Shares, as applicable, and (y) any Permitted Transferee of CD&R Investor or Deere Investor, for so long as it owns (together with its Permitted Affiliate Transferees) a number of Outstanding Capital Shares representing at least the Minimum Governance Amount:

(a) Monthly Reports. As soon as available after the end of each month, and in any event within thirty (30) days thereafter, an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of each such monthly period, and the related consolidated statements of operations, stockholders’ equity, comprehensive income (loss) and cash flows of the Company and its Subsidiaries for such monthly period and for the current fiscal year to date, prepared in accordance with GAAP consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto);

(b) Quarterly Reports. As soon as available after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter, an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of each such quarterly period, and the related consolidated statements of operations, stockholders’ equity, comprehensive income (loss) and cash flows of the Company and its Subsidiaries for such quarterly period and for the current fiscal year to date, together with all related notes and schedules thereto, prepared in accordance with GAAP consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto) and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, in reasonable detail and certified by the CFO;

(c) Annual Reports. As soon as available after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter, an audited combined balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, and the related combined statements of operations, stockholders’ equity, comprehensive income (loss) and cash flows of the Company and its Subsidiaries for such year, together with all related notes and schedules thereto, prepared in accordance with GAAP consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by the reports thereon of the Company’s independent auditors, in reasonable detail and certified by the CFO;

(d) Other Requested Information. With reasonable promptness, such other information and data (including such information and reports made available to any lender of the Company or any of its Subsidiaries under any credit agreement or otherwise) with respect to the Company and each of its Subsidiaries as may be necessary for such Person to comply with its respective reporting, regulatory, or other legal requirements and as may from time to time be reasonably requested by any such Person.

The parties agree that to the extent that any financial information provided in accordance with this Section 2.11 includes financial information from periods prior to the Closing Date, the financial information from periods prior to the Closing Date shall be prepared in accordance with the Basis of Presentation Agreement (as defined in the Investment Agreement) to the extent required.

SECTION 2.12. Access. Subject to the provisions of Section 5.4, (x) each of CD&R Investor and Deere Investor, in each case for so long as it (together with its Permitted Affiliate Transferees) owns in the aggregate a number of Outstanding Capital Shares representing at least ten percent (10%) of the CD&R Investor Original Shares or the Deere Original Shares, as applicable, and (y) for so long as any Permitted Transferee of CD&R Investor or Deere Investor (other than Permitted Affiliate Transferees of CD&R Investor and Deere Investor) owns (together with its Permitted Affiliate Transferees) a number of Outstanding Capital Shares representing at least the Minimum Governance Amount, the Company shall, and shall cause its Subsidiaries, officers, Directors, employees, auditors and other agents to, (a) afford the officers, employees, auditors and other agents of CD&R Investor (and its Permitted Affiliate Transferees) or Deere Investor (and its Permitted Affiliate Transferees) or any such Permitted Transferee, as applicable, during normal business hours and upon reasonable notice reasonable access at all reasonable times to its officers, employees, auditors, legal counsel, properties, offices, plants and other facilities and to all books and records, and (b) afford such Person the opportunity to discuss the affairs, finances and accounts of the Company and its Subsidiaries with their respective officers from time to time as such Person may reasonably request.

SECTION 2.13. Termination of Governance Rights

(a) Termination of Governance, Information and Access Rights. Notwithstanding anything to the contrary in this Agreement:

(i) Cessation of Holder Status for Certain Purposes. At such time as (x) CD&R Investor and its Permitted Affiliate Transferees, as a group, (y) Deere Investor and its Permitted Affiliate Transferees, as a group, or (z) any of their respective Permitted Transferees (other than Permitted Affiliate Transferees of Deere Investor or CD&R Investor) and their Permitted Affiliate Transferees, as a group, cease to own a number of Outstanding Capital Shares representing at least the Minimum Governance Amount, Stockholders in such group shall cease (A) to be deemed to be CD&R Holders or Deere Holders, as applicable, for purposes of Sections 2.1, 2.3, 2.4, 2.6, 2.7 and 2.8 and (B) solely in the case of Permitted Transferees (other than Permitted Affiliate Transferees) of CD&R Investor and Deere Investor, to have any rights pursuant to Sections 2.11 and 2.12;

(b) Termination of Certain Rights Upon a Qualified IPO. All rights and obligations of the Stockholder under this Article II, other than pursuant to Sections 2.1, 2.3, 2.4(a), 2.4(b), 2.8 and 2.13(b), shall terminate automatically upon the consummation of a Qualified IPO.

SECTION 2.14. Corporate Opportunities. Except as otherwise provided in the second sentence of this Section 2.14, (a) no Stockholder and no stockholder, member, manager, partner or Affiliate of any Stockholder or their respective officers, directors, employees or agents (any of the foregoing, a “Stockholder Group Member”) shall have any duty to communicate or present an investment or business opportunity or prospective economic advantage to the Company or any of its Subsidiaries in which the Company or one of its Subsidiaries may, but for the provisions of this Section 2.14, have an interest or expectancy (“Corporate Opportunity”), and (b) subject to Section 8.1 of the Investment Agreement, no Stockholder nor any Stockholder Group Member (even if such Person is also an officer or director of the Company or any of its Subsidiaries) will be deemed to have breached any fiduciary or other duty or obligation to the Company or any of its Subsidiaries by reason of the fact that any such Person pursues or acquires a Corporate Opportunity for itself or its Affiliates or directs, sells, assigns or transfers such Corporate Opportunity to another Person or does not communicate information regarding such Corporate Opportunity to the Company. The Company, on behalf of itself and its Subsidiaries, renounces any interest in a Corporate Opportunity and any expectancy that a Corporate Opportunity will be offered to the Company; provided, however, that the Company does not renounce any interest or expectancy it may have in any Corporate Opportunity that is offered to an officer of the Company, whether or not such individual is also a director or officer of a Stockholder, if such opportunity is expressly offered to such Person in his or her capacity as an officer of the Company, and the Stockholders recognize that the Company reserves such rights.

SECTION 2.15. Certain Notices. To the extent that the Company is obligated to send a notice to the holders of the Preferred Stock in respect of an adjustment to the conversion price of the Preferred Stock pursuant to Section 9 of the Certificate of Designations, the Company shall also send to Deere Investor and its Permitted Affiliate Transferees, if any, simultaneously with the delivery of such notice to the holders of Preferred Stock, copies of such notice and all related materials required to be sent to the holders of the Preferred Stock as if Deere Investor and/or its Permitted Affiliate Transferees, as applicable, were a holder of Preferred Stock.

SECTION 2.16. Certain Obligations of the Stockholders. Subject to its fiduciary duties, no Stockholder, including any Stockholder whose Director designees constitute a majority of the Board, shall take any action to impede the Company from complying with its obligations under this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, no Stockholder shall be required to consent to the taking by the Company or any of its Subsidiaries of any action set forth in Section 2.10(a), except as expressly set forth in this Agreement or in the Certificate of Designations.

SECTION 2.17. Code of Conduct. CD&R Investor agrees to cause the Company to adopt, no later than six months after the date hereof, a code of conduct (the “Code of Conduct”) governing operations of the Company and its Subsidiaries, including with respect to compliance with laws, which Code of Conduct shall be reasonably acceptable to Deere Investor. The Company shall, and shall cause its Subsidiaries to, comply with the Code of Conduct.

ARTICLE III

TRANSFERS

SECTION 3.1. Restrictions on Transfer.

(a) General. No Stockholder may Transfer any of its Equity Securities except in compliance with applicable federal (including the Securities Act) and state securities Laws and all applicable provisions of this Agreement. Any Transfer or attempted Transfer of Equity

Securities in violation of any provision of this Agreement shall be null and void ab initio. The approval of any Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance.

(b) Consent of CD&R Investor Relating to Prohibited Transfers. Notwithstanding anything to the contrary in this Agreement, (i) for so long as CD&R Investor and its Permitted Affiliate Transferees, as a group, own a number of Outstanding Capital Shares representing at least twenty-five percent (25%) of the total number of Outstanding Capital Shares (determined using the Threshold Calculation) or fifty percent (50%) of the CD&R Investor Original Shares, no Stockholder may Transfer, without the prior written consent of CD&R Investor (acting on behalf of itself and its Permitted Affiliate Transferees), any Equity Securities (whether or not the proposed Transferee is a Permitted Affiliate Transferee or such Transfer would otherwise be permitted by Section 3.1(a)) (A) to any Competitor (other than in connection with a distribution of securities to the public, including a Qualified IPO, pursuant to the Registration Rights Agreement) or (B) if any such Transfer would constitute a Prohibited Transaction, and (ii) neither Deere Investor nor any of its Permitted Transferees may Transfer any Equity Securities to any Person (other than a Transfer (w) to a Permitted Affiliate Transferee, (x) in a Tag-Along Transaction, (y) in a Drag-Along Transaction or (z) following a Qualified IPO, in connection with a distribution of securities to the public pursuant to the Registration Rights Agreement) if such Transfer would (A) involve less than five percent (5%) of the total Outstanding Capital Shares or (B) result in the Deere Original Shares being held by more than four (4) Stockholders that are not Affiliates of each other (it being understood that no Affiliate of Deere Investor that holds Equity Securities may cease to be an Affiliate of Deere Investor if, at such time, the Deere Original Shares are owned by four (4) Stockholders that are not Affiliates of each other, unless such Affiliate Transfers all of its Equity Securities to Deere Investor (or any of its Affiliates) immediately prior to ceasing to be an Affiliate of Deere Investor).

(c) Consent of Deere Investor Relating to Prohibited Transfers. Notwithstanding anything to the contrary in this Agreement, (i) for so long as Deere Investor and its Permitted Affiliate Transferees, as a group, own a number of Outstanding Capital Shares representing at least twenty-five percent (25%) of the total number of Outstanding Capital Shares (determined using the Threshold Calculation) or fifty percent (50%) of the Deere Original Shares, no Stockholder may Transfer, without the prior written consent of Deere Investor (acting on behalf of itself and its Permitted Affiliate Transferees), any Equity Securities (whether or not the proposed Transferee is a Permitted Affiliate Transferee or such Transfer would otherwise be permitted by Section 3.1(a)) (A) to any Competitor (other than in connection with a distribution of securities to the public, including a Qualified IPO, pursuant to the Registration Rights Agreement) or (B) if any such Transfer would constitute a Prohibited Transaction, and (ii) without the prior written consent of Deere Investor (acting on behalf of itself and its Affiliate), no CD&R Holder may Transfer any Equity Securities to any Person if such Transfer would (A) involve less than five percent (5%) of the total Outstanding Capital Shares or (B) result in the CD&R Investor Original Shares being held by more than four (4) Stockholders that are not Affiliates of each other; provided that the restriction in clause (ii) of this Section 3.1(c) shall not apply to any Transfer by a CD&R Holder (w) to a Permitted Affiliate Transferee, (x) in a Tag-Along Transaction as a Tag Along Participant, (y) in a Drag-Along Transaction or (z) following a Qualified IPO, in connection with a distribution of securities to the public pursuant to the

Registration Rights Agreement or otherwise. If, at an time, the CD&R Investor Original Shares are owned by four (4) or more Stockholders that are not Affiliates of each other, then no Affiliate of CD&R Investor that holds Equity Securities may cease to be an Affiliate of CD&R Investor, at such time, unless such Affiliate Transfers all of its Equity Securities to CD&R Investor (or any of its Affiliates) immediately prior to ceasing to be an Affiliate of CD&R Investor.

(d) Mandatory Conversion of Preferred Stock; Consideration. In the event CD&R Investor or any of its Permitted Affiliate Transferees seeks to Transfer any shares of Preferred Stock to any Person (other than a Permitted Affiliate Transferee of such Person) in accordance with this Agreement (including in a Tag-Along Transaction or a Drag-Along Transaction, whether by sale, merger, consolidation or otherwise), CD&R Investor or such Permitted Affiliate Transferee, as applicable, shall effect the conversion of such shares of Preferred Stock into shares of Common Stock in connection with such Transfer, in accordance with the procedures set forth in the Certificate of Designations.

(e) Transfers by Management. Notwithstanding anything to the contrary in this Agreement, no Equity Securities held by any Stockholder pursuant to the Management Incentive Plan may, without the written consent of the Board, be Transferred to any Person (except by will or in connection with customary estate planning), except as otherwise provided in the Management Incentive Plan; provided that the estate of any such Person shall remain subject to the terms and conditions of this Agreement and the Management Incentive Plan as if such Person continued to own the Equity Securities directly. The Company shall not recognize any such Transfer made in violation of this Section 3.1(e).

(f) Conditions to Permitted Transfers. From and after the date of this Agreement, it shall be a condition precedent to any Transfer to any Person of any Equity Securities otherwise permitted under this Agreement (including any Transfer to a Permitted Affiliate Transferee) that the Transferee (i) if not already party to this Agreement, become a party to this Agreement by executing and delivering a joinder agreement hereto, substantially in the form attached as Exhibit A hereto, (ii) execute all such other agreements or documents as may reasonably be requested by the Company, and (iii) deliver such agreements and documents to the Company at its address specified in Section 5.8. Such Transferee shall, upon satisfaction of such conditions (to the reasonable satisfaction of the Company) and its acquisition of Equity Securities, be a Stockholder for all purposes under this Agreement. For the avoidance of doubt, any Transfer of Equity Securities owned by Deere Investor to a Permitted Affiliated Transferee that is otherwise permitted or required under this Agreement may be accomplished indirectly by means of the Transfer of equity interests in Deere Investor to such Permitted Affiliated Transferee, and the indirect Transferee of such Equity Securities may and shall satisfy the applicable conditions set forth in this Agreement.

SECTION 3.2. Right of First Refusal

(a) General. Subject to the terms and conditions of this Section 3.2, for so long as CD&R Investor or Deere Investor (together with its Permitted Affiliate Transferees) holds a number of Outstanding Capital Shares representing at least the Minimum Governance Amount, CD&R Investor or Deere Investor, as applicable (acting on behalf of itself and its Permitted Affiliate Transferees) (a “ROFR Stockholder”), shall have a right of first refusal if any

Stockholder (a “ROFR Initiator”) proposes to Transfer to any Person any Equity Securities owned by it, other than (i) to a Permitted Affiliate Transferee, (ii) as a Tag-Along Participant pursuant to Section 3.3 or as a Selling Stockholder pursuant to Section 3.4 (in either such case, after compliance with this Section 3.2), (iii) in connection with a Qualified IPO as a part of such registered offering, or (iv) for the avoidance of doubt, in connection with a merger, consolidation or similar transaction involving the Company approved by the Board in accordance with this Agreement and the Required Consents.

(b) ROFR Initiation Notice. Each time a ROFR Initiator proposes to Transfer any Equity Securities owned by it (the “Transfer Shares”), the ROFR Initiator shall give a written notice (the “ROFR Initiator Notice”) to each of the ROFR Stockholders who is not an Affiliate of the ROFR Initiator, specifying the number of Transfer Shares and containing an irrevocable offer to Transfer the Transfer Shares to the ROFR Stockholders at the price, and upon the other material terms and conditions, specified in the ROFR Initiator Notice (the “Transfer Price”). The Transfer Price shall be equal to the price offered (the “Purchase Offer”) to the ROFR Initiator by a bona fide third-party offeror (the “Third-Party Offeror”), the identity of which shall be specified in the ROFR Initiator Notice. If the Purchase Offer is contained in a written proposal, a copy of such written proposal shall be provided with the ROFR Initiator Notice.

(c) Exercise of ROFR. Within fifteen (15) Business Days after its receipt of the ROFR Initiator Notice (the “ROFR Exercise Period”), the ROFR Stockholders may exercise their right of first refusal under Section 3.2(a) by giving a written notice to the ROFR Initiator (a “ROFR Notice”), which notice shall specify that such ROFR Stockholder wishes to purchase all (but not less than all) of the Transfer Shares. Any ROFR Notice shall upon delivery become binding on the ROFR Stockholder delivering such notice and shall become irrevocable without the necessity of any acceptance thereof by the ROFR Initiator. A ROFR Stockholder’s failure to timely deliver a valid ROFR Notice shall be deemed an election by such ROFR Stockholder not to purchase the Transfer Shares. If each of the ROFR Stockholders has delivered to the ROFR Initiator an effective ROFR Notice, then each ROFR Stockholder shall be entitled to purchase such number of the Transfer Shares that is proportional to such ROFR Stockholder’s (together with its Permitted Affiliate Transferees’) relative ownership of Outstanding Capital Shares. In connection with the ROFR Stockholders’ exercise of their right of first refusal under Section 3.2(a), the ROFR Initiator shall not be required to make any representations or provide any indemnities regarding the Transfer Shares other than customary representations and indemnities in respect of ownership of the Transfer Shares and due authorization.

(d) Closing of ROFR Purchase. The closing of any purchase of the Transfer Shares by the ROFR Stockholders pursuant to this Section 3.2 shall be subject to receipt of applicable regulatory approvals. The closing shall be held at a location to be designated by the ROFR Stockholders, on a Business Day to be chosen by the ROFR Stockholders, which shall not be later than sixty (60) Business Days after the end of the ROFR Exercise Period (or as promptly as practicable thereafter if regulatory approvals are required and not obtained prior to such date). Upon the consummation of the purchase by the ROFR Stockholders of the Transfer Shares pursuant to this Section 3.2 and delivery by the ROFR Initiator of the duly endorsed certificate or certificates representing the Transfer Shares (which Transfer Shares shall be delivered free and clear of any liens or encumbrances other than those existing under applicable securities laws and pursuant to this Agreement and the Registration Rights Agreement), together with a stock power duly executed in blank, each of the ROFR Stockholders who has purchased such Transfer Shares shall remit directly to the ROFR Initiator, by wire transfer of immediately available funds, the consideration for the Transfer Shares.

(e) Permitted Sale to Third Party Offeror. If, at the end of the ROFR Exercise Period, none of the ROFR Stockholders has delivered to the ROFR Initiator an effective ROFR Notice, then the ROFR Initiator shall have sixty (60) Business Days after the expiration of the ROFR Exercise Period during which to Transfer, subject to compliance with Section 3.3, all (but not less than all, unless there is a reduction to the number of shares to be sold by the ROFR Initiator due to the participation of Tag-Along Participants pursuant to Section 3.3) of the Transfer Shares to the Third-Party Offeror, at a price not lower than the Transfer Price and on terms no more favorable to the Third-Party Offeror in all material respects than those contained in the ROFR Initiator Notice (other than with respect to the addition of representations and warranties and corresponding indemnification protection). If, at the end of such 60-Business Day period, the ROFR Initiator has not completed the Transfer of the Transfer Shares to the Third-Party Offeror, the ROFR Initiator shall no longer be permitted to Transfer the Transfer Shares to the Third-Party Offeror or any other Person without again complying with the requirements of this Section 3.2; provided, however, that if the ROFR Initiator determines at any time within such sixty-Business Day period that the Transfer of the Transfer Shares to the Third-Party Offeror at a price not lower than the Transfer Price and on terms no more favorable to the Third-Party Offeror in all material respects than those contained in the ROFR Initiator Notice (other than with respect to the addition of representations and warranties and corresponding indemnification protection) is impractical, the ROFR Initiator may terminate all attempts to Transfer the Transfer Shares (whether or not additional Tag-Along Participants would be participating in such sale) and recommence the procedures described in this Section 3.2 prior to the expiration of such 60-Business Day period by delivering a written notice thereof to each ROFR Stockholder.

(f) Termination of ROFR. The rights set forth in this Section 3.2 shall terminate upon the consummation of a Qualified IPO.

SECTION 3.3. Tag-Along Right

(a) General. In the event of a proposed Transfer of Equity Securities by CD&R Investor, Deere Investor or any of their respective Permitted Transferees (each, a “Transferring Stockholder”) to any Person (other than Transfers (i) to Permitted Affiliate Transferees, (ii) in connection with a Qualified IPO as a part of such registered offering or (iii) pursuant to a Drag-Along Transaction), and subject to the prior compliance with Section 3.2, to the extent applicable, each of CD&R Investor, Deere Investor or any of their respective Permitted Transferees who owns (together with its Permitted Affiliate Transferees) a number of Outstanding Capital Shares representing at least the Minimum Governance Amount (each, a “Tag-Along Participant”) shall have the right to participate in such proposed Transfer in the manner set forth in this Section 3.3 (a “Tag-Along Transaction”).

(b) Required Tag-Along Notice. Prior to any such Transfer described in Section 3.3(a), the Transferring Stockholder shall deliver to the Company prompt written notice

(the “Transfer Notice”), which the Company will forward to each of the Tag-Along Participants (other than any Affiliates of the Transferring Stockholder) within two (2) Business Days of the Company’s receipt of such notice, which notice shall state (i) the name of the proposed Transferee, (ii) the number of Equity Securities proposed to be Transferred (the “Tag-Along Securities”) (including a calculation of the number of shares of Common Stock underlying any Tag-Along Securities to the extent not shares of Common Stock), (iii) the proposed purchase price therefor, including a description of any non-cash consideration sufficiently detailed (to the extent that the Transferring Stockholder is in possession of such information) to permit the determination of the fair market value thereof, and (iv) the other material terms and conditions of the proposed Transfer, including the proposed Transfer date (which date may not be less than thirty (30) days after delivery of the Transfer Notice). A Transferring Stockholder may combine any Transfer Notice with a ROFR Notice (if required) at its discretion.

(c) Exercise of Tag-Along Right. Each Tag-Along Participant may, subject to the limitations set forth in this Section 3.3(c), Transfer to the proposed Transferee identified in the Transfer Notice up to a percentage of such Tag-Along Participant’s Equity Securities (calculated on an as-converted to Common Stock basis) equal to the percentage of the Equity Securities (calculated on an as-converted to Common Stock basis) owned by the Transferring Stockholder represented by the number of Tag-Along Securities set forth in the Transfer Notice (calculated on an as-converted to Common Stock basis) by giving written notice (the “Tag-Along Acceptance Notice”) to the Company (who shall forward such notice to the other Tag-Along Participants within two (2) Business Days of the Company’s receipt of such notice) and to the Transferring Stockholder within fifteen (15) Business Days after receipt of the Transfer Notice, stating that such Tag-Along Participant elects to exercise its tag-along right under this Section 3.3 and stating the maximum number of Equity Securities sought to be Transferred by such Tag-Along Participant. Each Tag-Along Participant shall be deemed to have waived its tag-along right hereunder if it either fails to give the Tag-Along Acceptance Notice within the prescribed time period or, in the case of a Tag-Along Participant who is a ROFR Stockholder with respect to such Transfer, if such Tag-Along Participant purchases Equity Securities from the Transferring Stockholder in exercising its right of first refusal pursuant to Section 3.2. The proposed Transferee of Tag-Along Securities will not be obligated to purchase a number of Equity Securities exceeding that set forth in the Transfer Notice, and in the event such Transferee elects to purchase less than all of the additional Equity Securities sought to be Transferred by the Tag-Along Participants, the number of Equity Securities to be Transferred by the Transferring Stockholder and each of the Tag-Along Participants shall be reduced to the Transferring Stockholder’s and each Tag-Along Participant’s respective Pro Rata Portion. In the event that a Tag-Along Participant elects to Transfer less than its Pro Rata Portion, the remaining Tag-Along Participants and the Transferring Stockholder shall each be entitled to sell a percentage of the additional Equity Securities that would otherwise have been sold by such Tag-Along Participant not fully participating in such Transfer equal to such remaining Tag-Along Participant’s or Transferring Stockholder’s, as applicable, Pro Rata Portion of such additional Equity Securities (re-calculated to omit such non-fully-participating Tag-Along Participant).

(d) Delivery of Securities. A Tag-Along Participant, exercising its tag-along right hereunder with respect to (i) certificated Tag-Along Securities, shall deliver to the Transferring Stockholder at the closing of the Transfer of the Transferring Stockholder’s Tag-Along Securities to the Transferee certificates representing the Tag-Along Securities to be

Transferred by such holder (free and clear of any liens or encumbrances other than those existing under applicable securities laws and pursuant to this Agreement and the Registration Rights Agreement), duly endorsed for transfer or accompanied by stock powers duly executed, in either case executed in blank or in favor of the applicable purchaser against payment of the aggregate purchase price therefor by wire transfer of immediately available funds, and (ii) uncertificated Tag-Along Securities, shall deliver to the Company at the closing of the Transfer of the Transferring Stockholder’s Tag-Along Securities to the Transferee an instruction to the Company for such Transfer, duly endorsed for transfer, or stock powers duly executed, in either case executed in blank or in favor of the applicable purchaser against payment of the aggregate purchase price therefor by wire transfer of immediately available funds.

(e) Consideration; Representations; No Liability. Each Tag-Along Participant and the Transferring Stockholder shall receive (x) consideration in the same form and per share amount (and any shares of Preferred Stock to be Transferred being converted to Common Stock prior to such Transfer) after deduction of such Stockholder’s proportionate share of the related expenses (to the extent such expenses are not borne by the Company or the Transferee); provided, however, that if the Transferring Stockholder is given an option as to the form and amount of consideration to be received, all Tag-Along Participants will be given the same option, and (y) the same rights granted by the Transferee to the Transferring Stockholder in such Tag-Along Transaction. Each Tag-Along Participant shall agree to make customary representations limited to those relating to ownership of its Equity Securities to be Transferred and due authorization, and shall agree to customary covenants (other than any non-competition covenant, employee non-solicit covenant or other similar agreement restricting the business operations of such Stockholder or its Affiliates other than the Company and its controlled Affiliates), indemnities and agreements so long as they are made severally and not jointly; provided, that (i) any general indemnity given by the Transferring Stockholder to the Transferee in connection with such sale that is applicable to liabilities not specific to the Transferring Stockholder, shall be apportioned among the Tag-Along Participants and the Transferring Stockholder on a pro rata basis, based on the consideration received by each such Stockholder in respect of its Equity Securities to be Transferred and shall not exceed such Stockholder’s net proceeds from the sale, (ii) any representation relating specifically to a Stockholder or its ownership of the Equity Securities to be Transferred shall be made only by such Stockholder and (iii) in no event shall any Tag-Along Participant be obligated to agree to any non-competition covenant, employee non-solicit covenant or other similar agreement restricting the business operations of the Stockholder or its Affiliates as a condition to participating in such Transfer. The proposed Transfer date may be extended beyond the date described in the Transfer Notice to the extent necessary to obtain required governmental approvals and other required third-party approvals and the Company and the Stockholders shall use their respective reasonable best efforts to obtain such approvals. The Transferring Stockholder shall, in its sole discretion, decide whether or not to pursue, consummate, postpone or abandon any proposed Transfer subject to this Section 3.3 and the terms and conditions thereof. No Stockholder or Affiliate of a Stockholder shall have any liability to any other Stockholder or the Company arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any proposed Transfer subject to this Section 3.3 except to the extent such Stockholder shall have failed to comply with the provisions of this Section 3.3.

(f) Fees and Expenses. The fees and expenses incurred in connection with a Tag-Along Transfer and for the benefit of all Stockholders (it being understood that costs incurred by or on behalf of a Stockholder for his, her or its sole benefit will not be considered to be for the benefit of all Stockholders), to the extent not paid or reimbursed by the Company or the Transferee, shall be shared by all Tag-Along Participants and the Transferring Stockholder on a pro rata basis, based on the consideration received by each such Stockholder in respect of its Equity Securities to be Transferred; provided that no such Tag-Along Participant shall be obligated to make any out-of-pocket expenditure in respect of such fees or expenses prior to the consummation of the such Transfer (excluding de minimis expenditures).

(g) Satisfaction of Tag-Along Obligations After Sale. Notwithstanding the foregoing requirements of this Section 3.3, the Transferring Stockholder may satisfy its obligations under this Section 3.3 by proceeding with the Transfer of the Tag-Along Securities and, after the closing of such Transfer, acquiring (or causing the proposed Transferee to acquire) the Equity Securities that each electing Tag-Along Participant was otherwise entitled to sell under this Section 3.3 on the same terms and conditions as the Transfer by the Transferring Stockholder of such Tag-Along Securities (for the avoidance of doubt, including with respect to indemnification, but for the benefit of the Transferring Stockholder, such as to put each of the Transferring Stockholder and Tag-Along Participants in substantially the same position as if the sale had been made by the Tag-Along Participants directly to the Transferee).

(h) Termination of Tag-Along Right. The rights set forth in this Section 3.3 shall terminate upon the consummation of a Qualified IPO.

SECTION 3.4. Drag-Along Right.

(a) General. If CD&R Investor (together with its Permitted Affiliate Transferees) (x) proposes to Transfer all of its Outstanding Capital Shares to any Person (other than an Affiliate or any Permitted Affiliate Transferee) or (y) proposes or has agreed to vote all of its Outstanding Capital Shares, or to execute a written consent in lieu thereof, in favor of a merger, consolidation or similar transaction involving the Company, in either case, in a transaction or series of transactions (other than Transfers (i) to Permitted Affiliate Transferees, (ii) in connection with a Qualified IPO as a part of such registered offering or (iii) pursuant to a Tag-Along Transaction), where such Outstanding Capital Shares held by CD&R Investor and its Permitted Affiliate Transferees, as a group, constitute more than fifty percent (50%) of the total number of Outstanding Capital Shares (determined using the Threshold Calculation), then, subject to prior compliance with Section 3.2 by CD&R Investor and its Affiliates in the case of clause (x) above, each other Stockholder (each, a “Selling Stockholder”) shall be required to Transfer all of its Equity Securities, or vote or execute a written consent with respect to all of its Equity Securities in favor thereof, in accordance with this Section 3.4 (a “Drag-Along Transaction”), provided that the proceeds and other rights received in respect of such Drag-Along Transaction shall be shared by all Selling Stockholders and CD&R Investor (and its Permitted Affiliate Transferees) on a pro rata basis, based on the number of Outstanding Capital Shares Transferred by each Stockholder (treating the Preferred Stock on an as-converted basis) in such Drag-Along Transaction.

(b) Terms of Drag-Along Transaction. The terms and conditions of such Drag-Along Transaction applicable to the Selling Stockholders shall be the same as those upon which CD&R Investor (and its Permitted Affiliate Transferees) sells its Equity Securities in the Drag-Along Transaction. In connection with the Drag-Along Transaction, each Selling Stockholder shall agree to make or agree to the same customary representations, covenants, indemnities and agreements as CD&R Investor, so long as they are made severally and not jointly and the liabilities thereunder are borne on a pro rata basis, based on the consideration to be received by each Stockholder in such Drag-Along Transaction; provided, however, that (i) any general indemnity given by CD&R Investor to the purchaser in connection with such sale that is applicable to liabilities not specific to CD&R Investor (or its Permitted Affiliate Transferees) shall be apportioned among the Selling Stockholders and CD&R Investor (and its Permitted Affiliate Transferees) according to the consideration received by each Selling Stockholder and CD&R Investor (and its Permitted Affiliate Transferees) in such Drag-Along Transaction and shall not (together with any other indemnities to be provided by such Stockholder in such Drag-Along Transaction, including those described in clause (ii) below) exceed such Stockholder’s net proceeds from the sale, and (ii) any representation relating specifically to a Selling Stockholder shall be made only by that Selling Stockholder, and any indemnity given with respect to such representation shall be given only by such Selling Stockholder; and provided, further, that any representation made by a Selling Stockholder shall relate only to such Selling Stockholder and its Equity Securities and in no event shall any Selling Stockholder be obligated to agree to any non-competition covenant, employee non-solicit covenant or other similar agreement restricting the business operations of such Stockholder or its Affiliates (other than the Company and its controlled Affiliates) in connection with a Drag-Along Transaction.

(c) Approval of Drag-Along Transaction. In connection with any Drag-Along Transaction, each Selling Stockholder shall be required to vote, if such a vote is required by this Agreement or otherwise, all of its Equity Securities entitled to vote on such Drag-Along Transaction in favor of such Drag-Along Transaction at any meeting of the Company’s stockholders called to vote on or approve such Drag-Along Transaction and/or to consent in writing to such Drag-Along Transaction, to use its reasonable best efforts to cause any Directors designated by such Selling Stockholder to vote in favor of such Drag-Along Transaction at any meeting of the Board called to vote on or approve such Drag-Along Transaction or to consent in writing to such Drag-Along Transaction and raise no objection thereto, and the Stockholders and the Company shall take all other actions necessary or reasonably required to cause, and shall not interfere with, the consummation of such Drag-Along Transaction on the terms and conditions proposed by CD&R Investor, including executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments, furnishing information and copies of documents, and filing applications, reports, returns and other documents or instruments with governmental authorities. Without limiting the foregoing, if the proposed Drag-Along Transaction is structured as a merger, consolidation or similar transaction, then each Stockholder shall vote or cause to be voted all Equity Securities that such Stockholder holds or with respect to which such Stockholder has the power to direct the voting and which are entitled to vote on such transaction in favor of such transaction and shall waive any dissenter’s rights, appraisal rights or similar rights which such Stockholder may have in connection therewith.

(d) Fees and Expenses. The fees and expenses, other than those payable to any Stockholder or any of their respective Affiliates (subject to the requirements of Section 2.10(a), to the extent applicable), incurred in connection with a Drag-Along Transaction under this Section 3.4 and for the benefit of all Stockholders (it being understood that costs incurred by or on behalf of a Stockholder for his, her or its sole benefit will not be considered to be for the benefit of all Stockholders), to the extent not paid or reimbursed by the Company or acquiring Person, shall be shared by all the Stockholders on a pro rata basis, based on the consideration received by each Stockholder in such Drag-Along Transaction; provided, however, that no Stockholder shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Drag-Along Transaction consummated pursuant to this Section 3.4(d) (excluding de minimis expenditures).

(e) Required Drag-Along Notice. CD&R Investor shall provide written notice (the “Drag-Along Notice”) to each other Selling Stockholder of any proposed Drag-Along Transaction no less than ten (10) Business Days prior to its exercise of the rights provided in Section 3.4(a). The Drag-Along Notice will include the material terms and conditions of the Drag-Along Transaction, including (i) the name and address of the proposed Transferee, (ii) the proposed amount and form of consideration and (iii) the proposed Transfer date, if known. CD&R Investor will deliver or cause to be delivered to each Selling Stockholder copies of all transaction documents relating to the Drag-Along Transaction promptly as the same become available. Notwithstanding anything to the contrary in this Agreement, after the Drag-Along Notice has been provided by CD&R Investor to the Selling Stockholders pursuant to this Section 3.4(e) with respect to any proposed Drag-Along Transaction, no Selling Stockholder may Transfer any of its Equity Securities to any Person other than as part of such Drag-Along Transaction and in accordance with this Section 3.4.

(f) Form of Consideration. If any holders of Equity Securities of any class are given an option as to the form and amount of consideration to be received, all holders of Equity Securities of such class will be given the same option.

(g) Consummation of Drag-Along Transaction. At least five (5) Business Days prior to the consummation of the Drag-Along Transaction, each Selling Stockholder holding (i) certificated Equity Securities shall deliver to the Company to hold in escrow pending transfer of the consideration therefor, the duly endorsed certificate or certificates representing such Equity Securities held by such Selling Stockholder to be sold, and a stock power and limited power-of-attorney authorizing the Company to take all actions necessary to sell or otherwise dispose of such securities in accordance with the terms of this Section 3.4, or (ii) uncertificated Equity Securities shall deliver to the Company to hold in escrow pending transfer of the consideration therefor, a duly endorsed for transfer instruction letter to the Company, and a stock power and limited power-of-attorney authorizing the Company to take all actions necessary to sell or otherwise dispose of such securities in accordance with the terms of this Section 3.4. In the event that a Selling Stockholder should fail to deliver such certificates, letters and documentation, the Company shall cause the books and records of the Company to show that such Equity Securities are bound by the provisions of this Section 3.4 and that such securities may be Transferred only to the purchaser in such Drag-Along Transaction in accordance with the terms of this Section 3.4. Upon the consummation of the Drag-Along Transaction, the acquiring Person shall remit directly to the Selling Stockholder and CD&R Investor (and its Permitted Affiliate Transferees), by wire transfer if available and if requested by the Selling Stockholder or CD&R Investor, as applicable, the consideration for the securities sold pursuant thereto.

(h) No Liability. CD&R Investor shall, in its sole discretion, decide whether or not to pursue, consummate, postpone or abandon any proposed Transfer subject to this Section 3.4 and the terms and conditions hereof. Promptly following a definitive decision not to pursue or consummate a Drag-Along Transaction for which CD&R Investor has previously sent a Drag-Along Notice, CD&R Investor shall notify the other Stockholders of such decision and the transfer restriction set forth in the last sentence of Section 3.4(d) shall expire upon the date of such withdrawal notice. No Stockholder or Affiliate of a Stockholder shall have any liability to any other Stockholder or the Company arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any proposed Transfer subject to this Section 3.4, except to the extent such Stockholder shall have failed to comply with the provisions of this Section 3.4.

(i) Termination of Drag-Along Right. The rights set forth in this Section 3.4 shall terminate upon the consummation of a Qualified IPO.

SECTION 3.5. Initiation of Qualified IPO; Pre-IPO Transactions

(a) IPO Initiation Requirements. Subject to Section 3.6(a), if the Company has not completed a Qualified IPO or a transaction contemplated by any relevant provisions of Section 2.10(a)(vii) prior to the earlier of (x) the third (3rd) anniversary of the Closing Date and (y) the occurrence of a Dividend Elimination Event, CD&R Investor, Deere Investor or, if applicable, any of their respective Permitted Transferees (the “IPO Initiating Party”), so long as it owns (together with its Permitted Affiliate Transferees) (x) a number of Outstanding Capital Shares representing at least twenty-five (25%) of the total number of Outstanding Capital Shares as of such time (determined using the Threshold Calculation) or (y) fifty percent (50%) of the CD&R Original Shares or the Deere Original Shares, as applicable, shall be permitted, subject to Section 3.6(a) and Section 3.6(a), to cause the Company to consummate a Qualified IPO (it being understood that at no time shall more than one CD&R Holder and more than one Deere Holder have the right to cause a Qualified IPO pursuant to this Section 3.5(a)), pursuant to which each Stockholder shall have the right to sell a portion of its Equity Securities in accordance with the Registration Rights Agreement; provided, that the following condition is satisfied or waived by each of CD&R Investor and Deere Investor: the aggregate value of the shares of Common Stock issued and sold by the Company in the Qualified IPO (based on the per share price of a share of Common Stock in the Qualified IPO) will not exceed $50,000,000; and provided, further, that the following condition is satisfied or waived by CD&R Investor: if the CD&R Holders held a majority of the Outstanding Capital Shares (determined using the Threshold Calculation) immediately prior to the consummation of the Qualified IPO, then, after consummation of the Qualified IPO, either (1) the CD&R Holders will continue to hold a majority of the Outstanding Capital Shares or (2) other mutually acceptable arrangements are put in place so that the CD&R Directors will continue to constitute a majority of the members of the Board and the CD&R Holders will continue to have the ability to control a majority of the voting power of the Company.

(b) IPO Initiation Notice; Consummation of Qualified IPO. If the IPO Initiating Party notifies the other Stockholders and the Company in writing that it intends to exercise its rights hereunder to cause a Qualified IPO (the “IPO Initiation Notice”), the other Stockholders, their respective Affiliates and the Company shall use their reasonable best efforts to cause such Qualified IPO to occur, including causing its designees on the Board to take any action required to effect such Qualified IPO and to issue and sell the Common Stock to be sold by the Company in the Qualified IPO (with the amount of any primary offering by the Company to be determined by the IPO Initiating Party; provided that, prior to any such determination, the amount of any primary offering shall be discussed by the Board; and provided, further, that any such amount shall be subject to the limitations set forth above), not vetoing such issuance and sale pursuant to Section 2.10(a), approving, to the extent required, an amendment to the Charter to increase the number of authorized shares of Common Stock in connection with such Qualified IPO and any amendments to the Charter or the Bylaws to satisfy any requirements imposed or to be imposed on the Company as of or immediately after the consummation of the Qualified IPO pursuant to the Exchange Act, the Securities Act, or the rules and regulations of any national securities exchange on which the shares of Common Stock are to be listed, in each case, as in effect as of the date hereof, as a result of the Qualified IPO and the Company’s status as a publicly-listed company, and taking all actions required under the Registration Rights Agreement in connection with the issuance and sale of shares of Common Stock in the Qualified IPO. For the avoidance of doubt, no Stockholder shall be required under this Section 3.5 to take any actions or to adjust or relinquish any of its rights hereunder, under the Certificate of Designations or under any other Transaction Agreement, except as expressly set forth in this Section 3.5. At any time after the delivery of the IPO Initiation Notice but prior to the closing of the Qualified IPO, the IPO Initiating Party may request by written notice to the Company and the other Stockholders that the Company, and upon receipt of such request the Company shall, defer the consummation of the Qualified IPO for a period or periods of up to six months, as specified by the IPO Initiating Party, or terminate the Qualified IPO; provided that if the IPO Initiating Party terminates the Qualified IPO, such Person may not deliver another IPO Initiation Notice until six months after such termination.

SECTION 3.6. CD&R Call Option.

(a) General. If an IPO Initiating Party (other than CD&R Investor or any of its Permitted Affiliate Transferees) delivers the IPO Initiation Notice pursuant to Section 3.5, CD&R Investor shall have the right, upon delivery of a Call Notice in accordance with the procedures set forth in Section 3.6(a), to purchase, or cause its Affiliates or the Company to purchase, all of the Equity Securities owned by such IPO Initiating Party and its Affiliates, on the terms and conditions set forth in this Section 3.6(a). The Call Notice shall be delivered within fifteen (15) Business Days after the delivery of the IPO Initiation Notice. If CD&R Investor has exercised the Call Option pursuant to this Section 3.6, the purchase of all of the Equity Securities owned by the IPO Initiating Party and its Affiliates shall be consummated by CD&R Investor and its Affiliates or the Company, as applicable, within the later of (i) sixty (60) days after delivery of the IPO Initiation Notice and (ii) two (2) Business Days after the last to occur of (A) the last Qualified Bank submitting its determination of the Appraised Value pursuant to Section 3.6(b) and (B) the obtaining of any regulatory approvals required by Law as a condition to the closing of such Call Option. In the event that CD&R Investor, its Affiliates or the Company, as applicable, fails to consummate the purchase of the Equity Securities within the required timeframe set forth in the previous sentence, (i) CD&R Investor, its Affiliates or the Company, as applicable, shall be required to pay interest on the Appraised Value in an amount equal to 12% per annum, accruing daily and compounding quarterly, for the period beginning on the Business Day after the end of the period in which such purchase of Equity Securities is required to be consummated and ending on and including the date on which such purchase is ultimately consummated and (ii) the IPO Initiating Party shall be entitled to cause the Company to take all actions required to be taken by it pursuant Section 3.5, and each Stockholder shall take all actions required to be taken by it pursuant to Section 3.5, in each case subject to the provisos, qualifications and limitations set forth in such Section.

(b) Exercise of Call Option. If CD&R Investor determines to exercise its right (a “Call Option”) to purchase, or cause its Affiliates or the Company to purchase, all Equity Securities of the IPO Initiating Party and its Affiliates pursuant to Section 3.6(a), it shall deliver to the IPO Initiating Party written notice (a “Call Notice”) in accordance with the terms of Section 3.6(a), stating its intent to exercise such Call Option, which notice shall, subject to Section 3.6(c), constitute a binding and irrevocable obligation by CD&R Investor and its Affiliates or the Company, as applicable, to purchase all such Equity Securities for cash consideration in the amount of the Appraised Value and otherwise on the terms set forth in this Section 3.6(b). The Call Notice shall contain a representation and warranty for the benefit of Deere Investor (or its Permitted Transferee, if applicable), given by CD&R Investor that CD&R Investor and its Affiliates or the Company, as applicable, will have funds available in cash at the closing of the Call Option in an amount equal to the reasonably expected Appraised Value of all such Equity Securities. In connection with CD&R Investor’s exercise of the Call Option pursuant to this Section 3.6, the IPO Initiating Party shall not be required to make any representations other than customary representations in respect of ownership of its Equity Securities and due authorization and shall not be required to provide any indemnifications other than in respect of such ownership and authorization.

(c) Appraisal Value. The “Appraised Value” shall be the aggregate value of all the Equity Securities owned by the IPO Initiating Party and its Affiliates, as determined by an average of the two closest determinations of such value (with the third being disregarded) made by three nationally-recognized investment banks, each of which is ranked in the top ten of U.S. IPO bookrunners according to Thomson Reuters in each of the preceding three years (each, a “Qualified Bank”), of which one Qualified Bank shall be designated by each of Deere Investor and CD&R Investor and the third Qualified Bank shall be designated by mutual agreement by the other two Qualified Banks. Each Qualified Bank shall determine the Appraised Value based on the estimated price of a share of Common Stock assuming (x) all Preferred Stock outstanding as of the date of the IPO is converted into Common Stock, (y) all Common Stock held by CD&R Investor and Deere Investor as of the date of the IPO Initiation Notice is issued and outstanding, and (z) no holder of Common Stock holds more than ten percent (10%) of the Company’s Common Stock on a fully-diluted basis after the IPO Initiation Notice. In determining the Appraisal Value, each Qualified Bank shall disregard (i) any potential “premium” associated with a change of control, (ii) any potential discount associated with any Stockholder holding a significant ownership position and (iii) any fees or expenses incurred by the Company to any Qualified Bank in connection with the appraisal process or paid by the Company pursuant to Consulting Agreements. Subject to the foregoing, each Qualified Bank shall make such determination of Appraised Value taking into consideration all the relevant facts and circumstances and in accordance with customary and current valuation concepts and techniques and other factors applied to independent publicly traded companies whose stock is fully distributed and for whom a change of control is not anticipated. Any such determination of Appraised Value shall be final and binding on the parties. The fees and expenses of the Qualified Banks shall be borne by the Company. The Stockholders and the Company shall use their reasonable best efforts to cause the closing of the purchase and sale of the Equity Securities owned by the IPO Initiating Party and its Affiliates to occur as promptly as possible (and in any event within the period provided in Section 3.6(a)), including by (1) promptly providing to the Qualified Banks any financial or other information requested by the Qualified Banks, (2) causing the Qualified Banks to determine the Appraised Value as promptly as possible, and in any event within sixty (60) days after the delivery of the Call Notice, and (3) in the case of the Company and CD&R Investor, obtaining any regulatory approvals required by Law as a condition to the closing of the Call Option as promptly as possible. The Stockholders shall cause the Company to cooperate and provide assistance in connection with the foregoing sentence and this Section 3.6(c). Each IPO Initiating Party and the Company shall execute, if requested by a Qualified Bank, a reasonable and customary engagement letter with such Qualified Bank.

(d) Withdrawal of IPO Notice. At any time prior to the consummation of the sale of the Equity Securities of the IPO Initiating Party and its Affiliates pursuant to the Call Option, the IPO Initiating Party may elect not to proceed with the consummation of the Call Option by written notice of such election to CD&R Investor and the Company, in which case the applicable Call Option shall be cancelled and the Company shall not be obligated to cause a Qualified IPO to occur as a result of the previously delivered IPO Initiation Notice, and such IPO Initiating Party may not deliver another IPO Initiation Notice until six months after such election.

ARTICLE IV

EQUITY PURCHASE RIGHTS

SECTION 4.1. Equity Purchase Rights

(a) General. CD&R Investor, Deere Investor and their respective Permitted Transferees (collectively, the “Preemptive Rights Recipients”) shall have the right to participate in any issuance or sale of New Securities by the Company or any of its Subsidiaries, on the terms and subject to the conditions set forth in this Section 4.1. For the avoidance of doubt, the equity purchase right provided in this Section 4.1 shall apply at the time of issuance of any right, warrant or option or convertible or exchangeable security, and not to the conversion, exchange or exercise thereof.

(b) Required Notice of New Issuance. Within five (5) Business Days following any meeting of the Board at which any proposed issuance or sale of New Securities by the Company or any of its Subsidiaries is approved, and at least twenty (20) Business Days prior to the proposed effective date of such issuance or sale, the Company shall give written notice of any proposed issuance or sale described in Section 4.1(a) (the “Issuance Notice”) to each of the Preemptive Rights Recipients, which notice shall (i) set forth the class, number or amount and description of New Securities proposed to be issued or sold (the “Equity Purchase Shares”), the material terms and conditions of such proposed issuance or sale, including the name of any proposed purchaser(s), the proposed manner of disposition, the proposed issuance or sale date and the proposed purchase price per share, including a description of any non-cash consideration sufficiently detailed to permit the determination of the fair market value thereof, and (ii) contain a written offer from the prospective purchaser to purchase such New Securities.

(c) Exercise of Preemptive Rights. At any time during the 20-Business Day period following its receipt of the Issuance Notice, each of the Preemptive Rights Recipients who wishes to purchase any Equity Purchase Shares shall give a written notice to the Company (the “Purchase Notice”), which notice shall (i) set forth the number of Equity Purchase Shares such Preemptive Rights Recipient wishes to purchase (up to such Preemptive Rights Recipient’s Pro Rata Portion) and, at the option of such Preemptive Rights Recipient, the maximum number of Equity Purchase Shares that such Preemptive Rights Recipient irrevocably commits to purchase in excess of such Preemptive Rights Recipient’s Pro Rata Portion (the “Excess Amount”), and (ii) contain an irrevocable commitment by such Preemptive Rights Recipient to purchase the number of Equity Purchase Shares set forth in such Purchase Notice, upon the terms and conditions, including the purchase price, specified in the applicable Issuance Notice; provided, however, that, in the event that any portion of the purchase price per share to be paid by the proposed purchaser is to be paid in non-cash consideration, the value of any such non-cash consideration per share shall be the Fair Market Value thereof, and the Preemptive Rights Recipient shall be permitted to satisfy payment of the purchase price in cash (based on the Fair Market Value) in lieu of non-cash consideration. So long as none of the terms set forth in the Issuance Notice are changed following delivery of the Purchase Notice by a Preemptive Rights Recipient, any Purchase Notice shall upon delivery become binding on such Preemptive Rights Recipient and shall become irrevocable without the necessity of any acceptance thereof by the Company; provided, that any purchase shall be subject to the consummation of the sale of New Securities as provided in the Issuance Notice. If one or more Preemptive Rights Recipients decline to participate in such purchase or elect to purchase less than their Pro Rata Portion, then the remaining Equity Purchase Shares shall automatically be deemed to be accepted by the Preemptive Rights Recipients who specified an Excess Amount in their respective Purchase Notices, and shall be allocated among such Preemptive Rights Recipients (with rounding to avoid fractional shares) in proportion to their respective Pro Rata Portion; provided, however, that in no event shall an amount greater than a Preemptive Rights Recipient’s Excess Amount be allocated to such Preemptive Rights Recipient pursuant to this sentence. Any excess Equity Purchase Shares remaining after such allocation shall be further allocated among the remaining Preemptive Rights Recipients whose specified Excess Amounts have not been satisfied in full (with rounding to avoid fractional shares), in proportion to each such Preemptive Rights Recipient’s respective Pro Rata Portion, and such procedure shall be employed until the entire Excess Amount of each Preemptive Rights Recipient has been satisfied or until all of the Equity Purchase Shares have been allocated. A Preemptive Rights Recipient’s failure to give written notice prior to the expiration of the twenty (20) Business Day period above regarding its election to purchase any Equity Purchase Shares pursuant to this Section 4.1 shall be deemed an election by such Preemptive Rights Recipient not to purchase any Equity Purchase Shares.

(d) Consummation of New Issuance. The purchase of the Equity Purchase Shares with respect to which Purchase Notices have been delivered in accordance with Section 4.1(c) shall be consummated concurrently with the consummation of the issuance or sale described in the applicable Issuance Notice; provided, however, that the closing of any purchase by any Preemptive Rights Recipient may be extended beyond the closing of the transaction described in the applicable Issuance Notice to the extent necessary to obtain required governmental approvals and other required approvals, and the Company and the Stockholders shall use reasonable best efforts to obtain such approvals. Upon the consummation of the purchase by the Preemptive Rights Recipients of the Equity Purchase Shares pursuant to this Section 4.1 (and, (i) in the case of certificated Equity Securities, delivery by the Company or the applicable Subsidiary of the Company of the duly endorsed certificate or certificates (or other customary form of ownership) representing the Equity Purchase Shares, together with a stock power duly executed in blank, and (ii) in the case of uncertificated Equity Securities, a entry by the Company in its stock ledger indicating the issuance of such Equity Securities), each of the Preemptive Rights Recipients who has purchased such Equity Purchase Shares shall remit to the Company or the applicable Subsidiary of the Company, by wire transfer of immediately available funds, the consideration for the Equity Purchase Shares sold pursuant thereto.

(e) Issuance of New Securities to Third Parties. If, at the end of the 20-Business Day period specified in Section 4.1(c), none of the Preemptive Rights Recipients has delivered to the Company an effective Purchase Notice, or if the Preemptive Rights Recipients have delivered Purchase Notices covering in the aggregate less than all of the Equity Purchase Shares, then the Company or the applicable Subsidiary of the Company shall be free to complete the proposed issuance or sale of the Equity Purchase Shares with respect to which no effective Purchase Notice has been delivered on terms no less favorable to the Company or such Subsidiary than those set forth in the Issuance Notice (except that the amount of Equity Purchase Shares may be reduced); provided that (x) such issuance or sale is consummated within ninety (90) days after the expiration of the 20-Business Day period described in Section 4.1(c) and (y) the price at which the Equity Purchase Shares are issued or sold is equal to or higher than the purchase price described in the Issuance Notice. Such periods within which such issuance or sale must be closed shall be extended to the extent necessary to obtain required governmental approvals and other required approvals, and the Company shall use commercially reasonable efforts to obtain such approvals. In the event that the Company or the applicable Subsidiary of the Company has not sold any of such Equity Purchase Shares within such 90-day period (as extended pursuant to the prior sentence, if applicable), the Company or such Subsidiary shall not thereafter issue or sell any such Equity Purchase Shares without first again offering such Equity Purchase Shares to the Preemptive Rights Recipients in the manner provided in this Section 4.1.

SECTION 4.2. Termination of Equity Purchase Rights. The rights set forth in Section 4.1 shall terminate upon the consummation of a Qualified IPO.

ARTICLE V

MISCELLANEOUS

SECTION 5.1. Transfer of Rights.

(a) Any rights and obligations under this Agreement that are personal to CD&R Investor or Deere Investor may not be assigned to, or be exercised by, any Person, except that CD&R Investor or Deere Investor may assign such rights and obligations to a Permitted

Affiliate Transferee to whom all of its Equity Securities have been Transferred in accordance with this Agreement (subject to any applicable equity ownership requirements set forth in this Agreement); provided, however, that no such assignment shall relieve CD&R Investor or Deere Investor, as the case may be, of its obligations under this Agreement.

(b) Notwithstanding anything to the contrary in this Agreement, no Competitor to whom any Equity Securities have been Transferred by any Stockholder in accordance with this Agreement shall (i) be entitled to participate in the exercise by the CD&R Holders or the Deere Holders, as applicable, of any of their rights under Sections 2.1, 2.3, 2.4, 2.6, 2.7 or 2.8, or (ii) have any rights pursuant to Sections 2.10, 2.11, 2.12 or 3.5 (but for the avoidance of doubt shall be subject to any and all obligations applicable to a Stockholder under any such Section).

SECTION 5.2. Certificate of Incorporation and Bylaws. The rights and obligations of the Stockholders with respect to the Company shall be determined pursuant to the DGCL, the Charter, the Bylaws and this Agreement. To the extent that the rights or obligations of a Stockholder are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement, to the extent permitted by the DGCL, shall control. Each of the Stockholders covenants and agrees to vote all of its Equity Securities with respect to which it has the power to vote or act by written consent, and to take any other action reasonably requested by the Company or any Stockholder, to amend the By-laws and/or the Charter so as to avoid any conflict with the provisions hereof.

SECTION 5.3. Termination. Subject to the early termination of any provision as a result of an amendment to this Agreement agreed to by the Board and the Stockholders as provided under Section 5.5, (i) the provisions of Article II shall terminate as provided in Section 2.13 or as other otherwise provided in the applicable subsection to Article II, (ii) the provisions of Article III (other than Sections 3.1(a), 3.1(d) and 3.1(e)) shall terminate as provided in the applicable subsection to Article III, (iii) the provisions of Article IV shall terminate as provided in Section 4.2 and (iv) and Sections 3.1(a), 3.1(d), 3.1(e)) and 5.4 shall not terminate. Nothing herein shall relieve any party from any liability for the breach of any of the agreements set forth in this Agreement. Other than (x) as provided in the proviso in Section 5.1(a) and (y) with respect to the obligations set forth in Section 5.4, this Agreement shall terminate with respect any Stockholder that no longer owns Equity Securities.

SECTION 5.4. Confidentiality . Each party hereto agrees to, and shall cause its Representatives to, keep confidential and not divulge any Information, and to use, and cause its Representatives to use, such Information only in connection with the operation of the Company and its Subsidiaries; provided that nothing herein shall prevent any party hereto from disclosing such Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such party or Representative, (iii) to the extent required by Law or legal process, including to satisfy any public reporting obligations, or required or requested pursuant to subpoena, interrogatories or other discovery requests, (iv) to the extent necessary in connection with the exercise of any remedy hereunder, (v) to other Stockholders, (vi) to such party’s Representatives that in the reasonable judgment of such party need to know such Information, (vii) in the case of the CD&R Holders, to such party’s direct or indirect limited partners, prospective limited partners and/or their respective advisors or (viii) to any bona fide proposed Transferee to whom such proposed Transfer would be permitted in accordance with Section 3.1 in connection with a proposed Transfer of Equity Securities from such Stockholder, so long as such Transferee agrees to be bound by the provisions of this Section 5.4 as if a Stockholder, provided further that, in the case of clause (i), (ii) or (iii), such party shall notify the other parties hereto of the proposed disclosure as far in advance of such disclosure as practicable and use commercially reasonable efforts to ensure that any Information so disclosed is accorded confidential treatment, when and if available. Each Stockholder acknowledges that CD&R Manager’s (including its affiliated private equity funds’) review of the Information may inevitably enhance its knowledge and understanding of the industries in which the Company and its Subsidiaries operate in a way that cannot be separated from such Person’s or its affiliated private equity funds’ other knowledge and each party hereto agrees that the foregoing sentence shall not restrict such Person’s (including its affiliated private equity funds’) use of such general industry knowledge and understanding, including in connection with investments in other companies in the same or similar industries.

SECTION 5.5. Amendments and Waivers. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective without the consent of the Board and the prior written consent of (i) each of CD&R Investor and Deere Investor, for so long as it (together with its Permitted Affiliate Transferees) owns in the aggregate a number of Outstanding Capital Shares representing at least the Minimum Governance Amount, and (ii) for so long as any Permitted Transferee of CD&R Investor or Deere Investor (together with its Permitted Affiliate Transferees) owns a number of Outstanding Capital Shares representing in excess of twenty-five percent (25%) of the total number of Outstanding Capital Shares (determined using the Threshold Calculation), each of such Permitted Transferees; provided that the foregoing notwithstanding, no modification, amendment or waiver of Sections 3.2, 3.3, 3.4 or 5.4 shall be effective without the prior written consent of each of CD&R Investor and Deere Investor, for so long as it (together with its Permitted Affiliate Transferees) owns any Outstanding Capital Shares; and provided, further, that any Stockholder may waive (in writing) the benefit of any provision of this Agreement with respect to itself for any purpose. Any written amendment or waiver to this Agreement that receives the vote or consent of the Board and CD&R Investor, Deere Investor and, if applicable, their respective Permitted Transferees in accordance with this Section 5.5 need not be signed by all Stockholders, but shall be effective in accordance with its terms and shall be binding upon all Stockholders; provided that this Agreement may not be amended in any manner adversely affecting the rights or obligations of any Stockholder which does not, by its terms, adversely affect the rights or obligations of all similarly situated Stockholders in a substantially similar manner without the consent of such Stockholder.

SECTION 5.6. Successors, Assigns and Transferees. This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Stockholders may assign their respective rights and obligations hereunder to any Transferees only to the extent expressly provided herein.

SECTION 5.7. Legends

(a) All certificates representing the Equity Securities held by any Stockholder shall bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE VOTING THEREOF ARE SUBJECT TO A STOCKHOLDERS AGREEMENT (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT.”

(b) Securities Act Legend. All certificates representing the Equity Securities held by any Stockholder shall bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A PRIVATE PLACEMENT, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE ACT, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER.”

(c) Certificates. The certificates representing such Equity Securities shall be replaced, at the expense of the Company, with certificates or instruments not bearing the legends required by this Section 5.7(b) at such time as they are no longer required for purposes of applicable securities Law; provided that the Company may condition such replacement of certificates upon the receipt of an opinion of securities counsel reasonably satisfactory to the Company.

SECTION 5.8. Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or when received in the form of a facsimile or other electronic transmission (receipt confirmation requested), and shall be directed to the address set forth below (or at such other address or facsimile number as such party shall designate by like notice):

(a) if to the Company, to:

1060 Windward Ridge Parkway

Suite 170

Alpharetta, GA 30005

Attention: John Guthrie

Fax:

with a copy (which shall not constitute notice) to:

c/o Deere & Company

Law Department

One John Deere Place

Moline, IL 61265

Attention: General Counsel

Fax: (309) 749-0085

and

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

Attention: Stephen M. Besen, Esq.

Fax: (646) 848-8902

and

Clayton, Dubilier & Rice, LLC

375 Park Avenue

18th Floor

New York, New York 10152

Attention: Kenneth A. Giuriceo

Fax: (212) 407-5252

and

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention:	Margaret Andrews Davenport, Esq.
Andrew L. Bab, Esq.

Fax: (212) 909-6836

(b) if to Deere Investor, to:

Law Department

One John Deere Place

Moline, IL 61265

Attention: General Counsel

Fax: (309) 749-0085

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

Attention: Stephen M. Besen, Esq.

Fax: (646) 848-8902

(c) if to CD&R Investor, to:

Clayton, Dubilier & Rice, LLC

375 Park Avenue

18th Floor

New York, New York 10152

Attention: Kenneth A. Giuriceo

Fax: (212) 407-5252

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention:	Margaret Andrews Davenport, Esq.
Andrew L. Bab, Esq.

Fax: (212) 909-6836

(d) if to any other Stockholder, to the address of such other Stockholder as shown in the stock record book of the Company.

SECTION 5.9. Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby in accordance with their terms and to otherwise carry out the intent of the parties hereunder.

SECTION 5.10. Entire Agreement; Third Party Beneficiaries. Except as otherwise expressly set forth herein (or in the Investment Agreement or any other Transaction Agreement), this Agreement, together with the Investment Agreement and the other Transaction Agreements, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way. This Agreement is not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision thereof (except as set forth in Section 2.1(c) in respect of CD&R Fund VIII or any Additional VCOC).

SECTION 5.11. Restrictions on Other Agreements. Following the date hereof, no Stockholder shall enter into or agree to be bound by any stockholder agreements or arrangements of any kind with any Person with respect to any Equity Securities (other than the Transaction Agreements), to the extent that such agreement or arrangement would conflict with or violate any provision or term of this Agreement or otherwise be intended to circumvent the provisions set forth herein, except pursuant to the agreements specifically contemplated by the Investment Agreement and the Registration Rights Agreement. From and after the date hereof, the Company shall not enter into any agreement, arrangement or understanding that violates or conflicts with any provision of this Agreement or impedes or prevents the Company’s ability to fulfill and comply with its obligations, or the Stockholders’ ability to utilize their rights, set forth herein.

SECTION 5.12. Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by Law, or otherwise afforded to any party, shall be cumulative and not alternative.

SECTION 5.13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed within the State of Delaware, without giving effect to conflicts of law rules that would require or permit the application of the laws of another jurisdiction.

SECTION 5.14. Dispute Resolution; Jurisdiction.

(a) CD&R Investor and Deere Investor shall first endeavor to resolve any and all disputes, controversies or claims arising out of or in connection with this Agreement or the alleged breach, termination or validity thereof (each, a “Dispute”) through good faith negotiations for a period of up to twenty (20) Business Days. If the CD&R Investor and the Deere Investor fail to resolve such Dispute during such period, then the matter shall be submitted to John D. Lagemann of Deere Investor and Kenneth A. Giuriceo a designee of CD&R Investor. Such persons shall meet within ten (10) Business Days after the Dispute is submitted to them and shall attempt in good faith to resolve the Dispute as soon as reasonably practicable. If such persons are unable to resolve the Dispute within thirty (30) Business Days of meeting, then either party may seek resolution of the Dispute through litigation in accordance with Section 5.14(b) or Section 5.16.

(b) Each of the parties hereto irrevocably agrees that any legal action or proceeding in connection with or with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and any direct appellate court therefrom). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action in connection with or relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding in connection with or with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 5.14(b), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action in connection with or relating to this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party or by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 5.8. Nothing in this Section 5.13 shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.

SECTION 5.15. Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party (a) certifies and acknowledges that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, and (b) acknowledges that it understands and has considered the implications of this waiver and makes this waiver voluntarily, and that it and the other parties have been induced to enter into the Agreement by, among other things, the mutual waivers and certifications in this Section 5.15.

SECTION 5.16. Specific Performance. The parties agree that irreparable damage would occur for which money damages would not suffice in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that the parties would not have any adequate remedy at law. It is accordingly agreed that the non-breaching party shall be entitled to an injunction, temporary restraining order or other equitable relief in respect of, and to prevent, any breach of this Agreement in the Chancery Court of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and any direct appellate court therefrom). The foregoing is in addition to any other remedy to which any party is entitled at law, in equity or otherwise.

SECTION 5.17. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 5.18. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

SECTION 5.19. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Stockholder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of any Stockholder or of any Affiliate or assignee thereof (other than any such Person serving as a Director and then solely to the extent in his or her capacity as such), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Stockholder or any current or future member of any Stockholder or any current or future director, officer, employee, partner or member of any Stockholder or of any Affiliate or assignee thereof (other than any such Person serving as a Director and then solely to the extent in his or her capacity as such) for any obligation of any Stockholder under this Agreement or under any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

SECTION 5.20. Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute one and the same instrument. Signatures provided by facsimile or electronic transmission in “pdf” or equivalent format will be deemed to be original signatures.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

SECTION 6.1. Representations and Warranties of the Stockholders. Each Stockholder, severally and not jointly, represents and warrants, solely with respect to itself, to each other and to the Company, as of the date such Stockholders becomes a party to this Agreement, as follows:

(a) Organization; Authority. If the Stockholder is a corporation, then it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. If the Stockholder is a partnership, trust or limited liability company, then it is duly formed, validly existing and in good standing (to the extent applicable) under the laws of its jurisdiction of formation. Such Stockholder has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

(b) Due Authorization; Binding Agreement. This Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, except to the extent that the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity. If such Stockholder is a trust, no consent of any beneficiary is required for the foregoing.

(c) Non-Contravention. The Stockholder is not a party to any agreement which is inconsistent with its obligations hereunder or the rights of any party hereunder or otherwise conflicts with the provisions hereof. The execution and delivery of this Agreement by such Stockholder, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby, will not violate, conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of its charter, bylaws or other similar organizational documents or any agreement or other instrument to which it is a party.

(d) Consents and Approvals. Other than pursuant to this Agreement, no consent, waiver, approval or authorization of, or filing, registration or qualification with, or notice to, any governmental unit or any other person is required to be made, obtained or given by the Stockholder in connection with the execution, delivery and performance of this Agreement.

(e) Investment Intent. At such time at which the Stockholder acquired the Equity Securities, (i) it acquired such Equity Securities for its own account with the intention of holding such securities for purposes of investment and (ii) it had no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws.

(f) Securities Law Matters. The Stockholder is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(g) Restriction on Resale. The Stockholder understands and acknowledges that its Equity Securities have not been registered for sale under any federal or state securities law and must be held indefinitely unless subsequently registered or an exemption from such registration is available.

(h) Due Diligence. The Stockholder (i) has performed its own due diligence and business investigations with respect to the Company, (ii) is fully familiar with the nature of the investment in the Company, the speculative and financial risks thereby assumed, and the uncertainty with respect to the timing and amounts of distributions, if any, to be made by the Company, (iii) does not desire any further information which may be available with respect to these matters and (iv) has had the opportunity to ask questions and receive answers concerning the terms and conditions of the offering of such Equity Securities and had access to such other information concerning the Company as it requested.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date first set forth above.

CD&R LANDSCAPES PARENT, INC.

By:	/s/ Theresa A. Gore
Name:	Theresa A. Gore
Title:	Vice President and Secretary

DEERE & COMPANY

By:	/s/ James M. Field
Name:	James M. Field
Title:	President, Agriculture & Turf Division – Americas, Australia and Global Harvesting & Turf Platforms

CD&R LANDSCAPES HOLDINGS, L.P.

By:	/s/ Theresa A. Gore
Name:	Theresa A. Gore
Title:	Vice President and Secretary

[Signature Page to Stockholders Agreement]

Exhibit A

Assignment and Assumption Agreement

Reference is made to the Stockholders Agreement, dated as of December 23, 2013 (the “Stockholders Agreement”), among CD&R Landscapes Parent, Inc. (the “Company”), Deere & Company (“Deere Investor”), CD&R Landscapes Holdings, L.P. (“CD&R Investor”), and any Person who becomes a party hereto after the date hereof pursuant to Section 3.1(f) (each of the foregoing, a “Stockholder” and collectively, the “Stockholders”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Stockholders Agreement.

Section 1. Assignment and Assumption. Pursuant to Section 3.1(f) of the Stockholders Agreement, [●], a [●] (the “Transferor”), hereby assigns to the undersigned (the “Transferee”) the rights of the Transferor under the Stockholders Agreement that may be assigned thereunder other than the rights under Sections [●], which the Transferor, Transferee and Company hereby acknowledge shall be retained by the Transferor, and the Transferee hereby agrees that, having acquired Equity Securities as permitted by the terms of the Stockholders Agreement, the Transferee shall assume the obligations of the Transferor under the Stockholders Agreement with respect to the Equity Securities being Transferred to the Transferee hereunder.

Listed below is information regarding the Equity Securities:

Number of Shares of Common Stock

Section 2. Representations and Warranties. The Transferor and the Transferee each represents and warrants, solely with respect to itself, to each other and to the Company, as follows:

(a) Organization; Authority. If the Stockholder is a corporation, then it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. If the Stockholder is a partnership, trust or limited liability company, then it is duly formed, validly existing and in good standing (to the extent applicable) under the laws of its jurisdiction of formation. Such Stockholder has all requisite power and authority to enter into this Assignment and Assumption Agreement (this “Agreement”) and to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

(b) Due Authorization; Binding Agreement. This Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, except to the extent that the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity. If such Stockholder is a trust, no consent of any beneficiary is required for the foregoing.

(c) Non-Contravention. The Stockholder is not a party to any agreement which is inconsistent with its obligations hereunder or the rights of any party hereunder or otherwise conflicts with the provisions hereof. The execution and delivery of this Agreement by such Stockholder, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby, will not violate, conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of its charter, bylaws or other similar organizational documents or any agreement or other instrument to which it is a party.

(d) Consents and Approvals. Other than pursuant to this Agreement, no consent, waiver, approval or authorization of, or filing, registration or qualification with, or notice to, any governmental unit or any other person is required to be made, obtained or given by the Stockholder in connection with the execution, delivery and performance of this Agreement.

(e) Investment Intent. At such time at which the Stockholder acquired the Equity Securities, (i) it acquired such Equity Securities for its own account with the intention of holding such securities for purposes of investment and (ii) it had no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws.

(f) Securities Law Matters. The Stockholder is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(g) Restriction on Resale. The Stockholder understands and acknowledges that its Equity Securities have not been registered for sale under any federal or state securities law and must be held indefinitely unless subsequently registered or an exemption from such registration is available.

(h) Due Diligence. The Stockholder (i) has performed its own due diligence and business investigations with respect to the Company, (ii) is fully familiar with the nature of the investment in the Company, the speculative and financial risks thereby assumed, and the uncertainty with respect to the timing and amounts of distributions, if any, to be made by the Company, (iii) does not desire any further information which may be available with respect to these matters and (iv) has had the opportunity to ask questions and receive answers concerning the terms and conditions of the offering of such Equity Securities and had access to such other information concerning the Company as it requested.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Assignment as of                  ,         .

[NAME OF TRANSFEROR]

By:
Name:
Title:

[NAME OF TRANSFEREE]

By:
Name:
Title:

Address:

Acknowledged by:

[COMPANY]

By:
Name:
Title:

A-4